UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under Rule 14a-12
Encompass Health Corporation
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check all boxes that apply):
☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

April 3, 2023

Dear fellow stockholder:
I am pleased to invite you to attend our 2023 Annual Meeting of Stockholders of Encompass Health Corporation, to be held on Thursday, May 4, 2023, at 11:00 a.m., central time, at our corporate headquarters at 9001 Liberty Parkway, Birmingham, Alabama 35242. Please visit our “Investors Relations” website at https://investor.encompasshealth.com for updates relating to attending the annual meeting.
We will consider the items of business described in the Proxy Statement accompanying this letter and respond to any questions you may have. The Proxy Statement contains important information about the matters to be voted on and the process for voting, along with information about Encompass Health, its management and its directors.
Every stockholder’s vote is important to us. Even if you plan to attend the annual meeting in person, please promptly vote by submitting your proxy by phone, by internet or by mail. The “Commonly Asked Questions” section of the Proxy Statement and the enclosed proxy card contain detailed instructions for submitting your proxy. If you plan to attend the annual meeting in person, you must provide proof of share ownership, such as an account statement, and a form of personal identification in order to be admitted to the meeting.
On behalf of the directors, management and employees of Encompass Health, thank you for your continued support of and ownership in our company.
Sincerely,
Donald L. Correll
Chairman of the Board of Directors

ENCOMPASS HEALTH CORPORATION
Notice of Annual Meeting of Stockholders

TIME	11:00 a.m., central time, on Thursday, May 4, 2023

PLACE	ENCOMPASS HEALTH CORPORATION Corporate Headquarters 9001 Liberty Parkway Birmingham, Alabama 35242 Directions to the annual meeting are available by calling Investor Relations at 1-205-969-4600.

ITEMS OF BUSINESS
•To elect 11 directors to the board of directors to serve until our 2024 annual meeting of stockholders.
➢ The board of directors recommends a vote FOR each nominee.
•To ratify the appointment by Encompass Health’s Audit Committee of PricewaterhouseCoopers LLP as Encompass Health’s independent registered public accounting firm.
➢ The board of directors recommends a vote FOR ratification.
•To approve, on an advisory basis, the compensation of the named executive officers as disclosed in Encompass Health’s Definitive Proxy Statement for the 2023 annual meeting.
➢ The board of directors recommends a vote FOR the approval of the compensation of our named executive officers.
•To vote, on an advisory basis, as to whether the above “say-on-pay” advisory vote should occur every one, two, or three years.
➢ The board of directors recommends a vote FOR the ONE YEAR option.
•To transact such other business as may properly come before the annual meeting and any adjournment or postponement.

RECORD DATE	You can vote if you are a holder of record of Encompass Health common stock on March 9, 2023.

PROXY VOTING
Your vote is important. Please vote in one of these ways:
•Via internet: Go to http://www.proxyvote.com and follow the instructions. You will need to enter the control number printed on your proxy card;
•By telephone: Call toll-free 1-800-690-6903 and follow the instructions. You will need to enter the control number printed on your proxy card;
•In writing: Complete, sign, date and promptly return your proxy card in the enclosed envelope; or
•Submit a ballot in person at the annual meeting of stockholders.

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Stockholders to be Held on May 4, 2023
Encompass Health’s Proxy Statement on Schedule 14A, form of proxy card, and 2022 Annual Report (including the 2022 Annual Report on Form 10-K) are available at http://www.proxyvote.com after entering the control number printed on your proxy card.

Birmingham, Alabama	Patrick Darby
April 3, 2023	Secretary

ENCOMPASS HEALTH CORPORATION
PROXY STATEMENT
i

 NOTE TO READERS

As used in this report, the terms “Encompass Health,” “we,” “us,” “our,” and the “Company” refer to Encompass Health Corporation and its consolidated subsidiaries, unless otherwise stated or indicated by context. We use the term “Encompass Health Corporation” to refer to Encompass Health Corporation alone wherever a distinction between Encompass Health Corporation and its subsidiaries is required or aids in the understanding of this filing.

This proxy statement and the accompanying form of proxy are first being sent to our stockholders on April 3, 2023.

ii

ENCOMPASS HEALTH CORPORATION
PROXY STATEMENT
PROXY SUMMARY
This summary highlights selected information about the items to be voted on at our annual meeting and information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider in deciding how to vote, so you should read the entire proxy statement carefully before voting.
Proposals That Require Your Vote

Proposals	Board Recommendation	Votes Required for Approval	More Information
1. Election of 11 directors to serve until our 2024 annual meeting	FOR each nominee	Votes for the proposal exceed the votes against the proposal	Page 8
2. Ratification of the appointment of our independent registered public accounting firm	FOR	Votes for the proposal exceed the votes against the proposal	Page 15
3. Approval, on an advisory basis, of our executive compensation	FOR	Votes for the proposal exceed the votes against the proposal	Page 17
4. Approval, on an advisory basis, of the frequency of the “say-on-pay” vote	FOR	Option receiving the most votes cast for it	Page 18
Say-on-Pay Highlights
We have received a say-on-pay approval vote of greater than 93% every year. We believe our stockholders have overwhelmingly endorsed our pay-for-performance track record, strong corporate governance, and compensation risk mitigation practices, including the following best practices related to executive compensation:

✓	Annual and long-term incentive plans have maximum award opportunities
✓	Annual and long-term incentive plans are designed with multiple measures of performance
✓	Annual incentive plan includes both financial and quality of care (ESG) metrics
✓	Beginning in 2023, long-term incentive plan includes relative total shareholder return component
✓	Compensation recoupment, or “claw-back,” policy applies to both cash and equity incentives
✓
Equity ownership guidelines for executives require retention of 50% of net shares at the time of exercise/vest until the ownership multiple is met. Non-employee directors must hold awards until departure

✓	Insider trading policy expressly prohibits hedging or pledging of our stock by executives and directors
✓	Supplemental executive benefits or perquisites are substantially limited to a nonqualified 401(k) plan and optional executive physical examinations
✓	Independent sessions are scheduled at every regular meeting of our board and its committees (no members of management are present at these independent sessions)
✓	Change-of-control compensation arrangements include “double triggers” and do not gross-up for taxes
Our pay-for-performance and other compensation best practices are discussed further beginning on page 36.

Governance Highlights

✓	Independent, non-executive chairman of the board
✓	10 of 11 of our directors are independent
✓	All standing board committees are fully independent
✓	Heightened board independence requirement (75% of directors must be independent)
✓	Average tenure of director nominees is approximately 7 years (see page 8 for individual tenures)
✓	All directors attended at least 75% of the meetings of the board and the respective committees in 2022
✓	Robust stock ownership requirements for directors and officers
✓	Majority voting in uncontested director elections, combined with contingent resignations of directors
✓	Declassified board with annual elections
✓	None of our directors serve on more than 3 outside public company boards
✓	Gender diversity (women comprise 36% of our directors and 27% of senior vice presidents and above)
✓	Focus on board diversity in succession planning (18% of our directors are racially and/or ethnically diverse and 45% are female or racially and/or ethnically diverse - see page 27 for latest on board refreshment process)
✓	No poison pill in place
✓	Annual board and committee performance evaluations and periodic involvement of outside advisors in such evaluations
✓	Active stockholder engagement program
✓	Regular reviews of succession plans for CEO and other senior executives
✓	Stockholders may amend our bylaws by simple majority vote
✓	Proxy reimbursement bylaw for stockholder proxy solicitation expenses (see page 27)
✓	Stockholder-adopted exclusive forum bylaw for internal corporate claims
✓	Stockholders may act by written consent
✓	Stockholders representing 20% of outstanding shares may call a special meeting
✓	Term limit for directors of 15 years, subject to exceptions at the board’s discretion
✓	Mandatory retirement age for directors of 75, subject to exceptions at the board’s discretion
✓	Limitations on directorships for executive officers
✓	Enterprise risk management, including cybersecurity, oversight by full board and designated committees on regular schedule (see pages 19-20)
✓	ESG oversight by full board and designated committees on regular schedule (see pages 20-21)
✓	Sustainability targets in the executive compensation program (quality of care and employee turnover metrics)(see pages 40-41)
✓	Organizational focus on a strong culture that values diversity, equity, and inclusion and employee development and engagement (see the discussion in our 2022 Annual Report on Form 10-K)

COMMONLY ASKED QUESTIONS
Why did I receive these proxy materials?
We are furnishing this proxy statement in connection with the solicitation by our board of directors of proxies to be voted at our 2023 annual meeting of stockholders and at any adjournment or postponement. At our annual meeting, stockholders will act upon the following proposals:
(1)to elect 11 directors to the board of directors to serve until our 2024 annual meeting of stockholders;
(2)to ratify the appointment by the Audit Committee of our board of directors of PricewaterhouseCoopers LLP as our independent registered public accounting firm;
(3)to approve, on an advisory basis, the compensation of the named executive officers, as disclosed in this proxy statement for the 2023 annual meeting; and
(4)to approve, on an advisory basis, the frequency of the vote on the compensation of the named executive officers; and
(5)to transact such other business as may properly come before the 2023 annual meeting of stockholders and any adjournment or postponement.
These proxy solicitation materials are being sent to our stockholders on or about April 3, 2023 and summarize the purposes of the meeting and the information you need to know to vote at the annual meeting.

What do I need to attend the meeting?
Attendance at the 2023 annual meeting of stockholders is limited to stockholders. Registration will begin at 10:30 a.m. central time, and each stockholder will be asked to present a valid form of photo identification. If you are a beneficial owner, to be admitted you will need proof of beneficial ownership in the form of a statement from the brokerage firm, bank or nominee or a legal proxy from that institution indicating you are a beneficial owner of our common stock or the sole legal proxy of a beneficial owner. All stockholders must check in at the registration desk at the meeting. Cameras, recording devices and other electronic devices will not be permitted at the meeting. Additional rules of conduct regarding the meeting will be provided at the meeting.
Who is entitled to vote at the meeting?
The board of directors has determined that those stockholders who are recorded in the books of our transfer agent as owning shares of our common stock as of the close of business on March 9, 2023, are entitled to receive notice of and to vote at the annual meeting of stockholders. As of February 13, 2023, there were 99,727,422 shares of our common stock issued and outstanding. Your shares may be (1) held directly in your name as the stockholder of record or (2) held for you as the beneficial owner through a stockbroker, bank or other nominee, or both. Our common stock is our only class of outstanding voting securities. Each share of common stock owned as of the close of business on March 9, 2023 is entitled to one vote on each matter properly brought before the annual meeting.
What is the difference between holding shares as a stockholder of record and as a beneficial owner?
Most of our stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.
Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by us. As the stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the meeting. If you requested a paper copy of the proxy materials, we have enclosed a proxy card for you to use.
Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker, bank, or nominee which is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker on how to vote and are also invited to attend the meeting. However, because you are not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a signed proxy from the record holder giving you the right to vote the shares. Your broker, bank, or nominee has enclosed or provided a voting instruction card for you to use in directing the broker or nominee how to vote your shares. If you do not provide the stockholder of record with voting instructions, your shares may constitute broker non-votes. The effect of broker non-votes is more specifically described in “What vote is required to approve each item?” below.
How can I vote my shares at the annual meeting?
Shares held directly in your name as the stockholder of record may be voted in person at the annual meeting. Submitting your proxy by telephone, by internet or by mail will in no way limit your right to vote at the annual meeting if you later decide to attend in person.
Shares held beneficially in street name may be voted by you during the annual meeting only if you obtain a signed proxy from the record holder giving you the right to vote the shares. Owners of shares held in street name that expect to attend and vote at the meeting should contact their broker, bank or nominee as soon as possible to obtain the necessary proxy.
Even if you currently plan to attend the annual meeting, we recommend that you also submit your proxy as described below so your vote will be counted if you later decide not to attend the meeting.
How can I vote my shares without attending the meeting?
Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct your vote without attending the meeting. You may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your broker, bank, or nominee.
Please refer to the summary instructions below and those included on your proxy card or, for shares held in street name, the voting instruction form provided by your broker, bank, or nominee. The internet and telephone voting procedures established for our stockholders of record are designed to authenticate your identity, to allow you to give your voting instructions, and to confirm those instructions have been properly recorded. Internet and telephone voting for stockholders of record will be available 24 hours a day, and will close at 11:59 p.m. eastern time on May 3, 2023. The availability of internet and telephone voting for beneficial owners will depend on the voting processes of your broker, bank or other holder of record. Therefore, we recommend that you follow the voting instructions you receive.
•BY INTERNET – If you have internet access, you may submit your proxy from any location in the world by following the “internet” instructions on the proxy card . Please have one of those documents in hand when accessing the website as you will need the control number found there.
•BY TELEPHONE – If you live in the United States, Puerto Rico, or Canada, you may submit your proxy by following the “telephone” instructions on your proxy card. Please have one of those documents in hand when you call as you will need the control number found there.
•BY MAIL – If you requested a paper copy of the proxy materials, you may vote by mail by marking, signing, and dating your proxy card or, for shares held in street name, the voting instruction card included by your broker, bank, or nominee and mailing it in the accompanying enclosed, pre-addressed envelope. If you provide specific voting instructions, your shares will be voted as you instruct. If you do not have the pre-addressed envelope available, please mail your completed proxy card to: Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Mailed proxy cards must be received no later than May 3, 2023 in order to be counted.
If you cast your vote in any of the ways set forth above, your shares will be voted in accordance with your voting instructions unless you validly revoke your proxy. We do not currently anticipate that any other matters will be presented for action at the annual meeting. If any other matters are properly presented for action, the persons named as your proxies will vote your shares on these other matters in their discretion, under the discretionary authority you have granted to them in your proxy.
Can I access the proxy statement and annual report on the internet?
Yes. This proxy statement, the form of proxy card and our Annual Report on Form 10-K for the year ended December 31, 2022 (the “2022 Form 10-K”) are available at http://www.proxyvote.com after entering the control number printed on your proxy card. If you received a paper copy of the proxy materials, you have made a previous election to that effect. If you are a stockholder of record and would like to access future proxy materials electronically instead of receiving paper copies in the mail, there are several ways to do this. You can mark the appropriate box on your proxy card or follow the instructions if you vote by telephone or the internet. If you have internet access, we hope you make this choice. Receiving future annual reports and proxy statements via the internet will be simpler for you, will save the Company money and is friendlier to the environment.
A copy of our 2022 Form 10-K and the proxy materials are also available without charge from the “Investors” section of our website at https://investor.encompasshealth.com. The 2022 Form 10-K and the proxy materials are also available in print to stockholders without charge and upon request, addressed to Encompass Health Corporation, 9001 Liberty Parkway, Birmingham, Alabama 35242, Attention: Corporate Secretary.
Are you planning on making the proxy materials only available by internet this year, unless paper copies are requested?
No. Although many public companies mail a notice to their shareholders so they can provide proxy materials through the internet, we have elected to use the “full set delivery” option and are providing paper copies of proxy materials to all of our shareholders, unless otherwise previously requested by the shareholder. Our proxy materials and 2022 Form 10-K comprising our Annual Report are also available via the internet. See “Can I access the proxy statement and report on the internet?” directly above. We may decide not to use the “full set delivery” option in the future; however, you will still have the right to request a free set of proxy materials by mail.
Can I change my vote after I submit my proxy?
Yes. Even after you have submitted your proxy, you may change your vote by:
•filing with our corporate secretary at 9001 Liberty Parkway, Birmingham, Alabama 35242, a signed, original written notice of revocation dated later than the proxy you submitted, provided such notice is received on or before May 3, 2023;
•submitting a duly executed proxy bearing a later date that is received on or before May 3, 2023;
•voting by telephone or internet on a later date; or
•attending the annual meeting and voting in person.
If you grant a proxy, you are not prevented from attending the annual meeting and voting in person. However, your attendance at the annual meeting will not by itself revoke a proxy you have previously granted; you must vote in person at the annual meeting to revoke your proxy.
If your shares are held by a broker, bank or other nominee, you may revoke your proxy by following the instructions provided by your broker, bank, or nominee. All valid proxies not revoked will be voted at the annual meeting.
What is “householding” and how does it affect me?
We are delivering the proxy materials addressed to all stockholders who share a single address unless they have notified us they wish to “opt out” of the program known as “householding.” Under the householding procedure, stockholders of record who have the same address and last name receive only one copy of the proxy materials. Householding is intended to reduce our printing and postage costs and material waste. WE WILL DELIVER A SEPARATE COPY OF THE ANNUAL REPORT OR PROXY STATEMENT PROMPTLY UPON WRITTEN OR ORAL REQUEST. You may request a separate copy by contacting our corporate secretary at 9001 Liberty Parkway, Birmingham, Alabama 35242, or by calling 1-205-967-7116.
If you are a stockholder of record and you choose not to have these disclosure documents sent to a single household address as described above, you must “opt-out” by writing to: Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717, or by calling 1-866-540-7095, and we will cease householding disclosure documents within 30 days. If we do not receive instructions to remove your account(s) from this service, your account(s) will continue to be householded. Conversely, if you are receiving multiple copies of these disclosure documents and wish to receive only one copy, you should contact your bank or broker for information regarding householding of disclosure documents and to request a change in delivery status.
Is there a list of stockholders entitled to vote at the meeting?
A complete list of stockholders entitled to vote at the meeting will be open for examination by our stockholders for any purpose germane to the meeting, during regular business hours at the meeting place, for ten days prior to the meeting.

What constitutes a quorum to transact business at the meeting?
Before any business may be transacted at the annual meeting, a quorum must be present. The presence at the annual meeting, in person or by proxy, of the holders of a majority of the shares of all of our capital stock outstanding and entitled to vote on the record date will constitute a quorum. At the close of business on February 13, 2023, 99,727,422 shares of our common stock were issued and outstanding. Proxies received but marked as withholds, abstentions, and broker non-votes will be included in the calculation of the number of shares considered to be present at the annual meeting for purposes of a quorum.

If a quorum is not present or if we decide that more time is necessary for the solicitation of proxies, we may adjourn the annual meeting. We may do this with or without a stockholder vote. If the stockholders vote to adjourn the annual meeting in accordance with our Bylaws, the named proxies will vote all shares of common stock for which they have voting authority in favor of adjournment.

What is the recommendation of the board of directors?
Our board of directors unanimously recommends a vote:
1.“FOR” the election of each of our 11 nominees to the board of directors;
2.“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as Encompass Health’s independent registered public accounting firm; and
3.“FOR” the approval of the compensation of our named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission.
4.“FOR” the option of “ONE YEAR” as the frequency with which stockholders are provided the advisory vote on executive compensation.

With respect to any other matter that properly comes before the annual meeting, the proxy holders will vote in accordance with their judgment on such matter.
What vote is required to approve each item?
The vote requirements for Proposals One and Two are as follows:
•Each nominee for director named in Proposal One will be elected if the votes for the nominee exceed the number of votes against with respect to such nominee. Votes cast with respect to a nominee will exclude abstentions and broker non-votes.
•The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm will be approved if the votes cast for the proposal exceed those cast against the proposal. Broker non-votes will not be counted as votes cast for or against.
Please note that “say-on-pay,” Proposal Three, and “say-on-frequency,” Proposal Four, are only advisory in nature and have no binding effect on the Company or our board of directors. For Proposal Three, our board of directors will consider the proposal approved if the votes cast in favor of the proposal exceed the votes cast against it. For Proposal Four, our board of directors will consider the preferred option to be the one receiving the most votes cast for it. Broker non-votes will not be counted as votes cast for or against these proposals.

A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. If you are a beneficial owner, your bank, broker or other holder of record is permitted to vote your shares on the ratification of the independent registered public accounting firm even if the record holder does not receive voting instructions from you. Absent instructions from you, the record holder may not vote on any “nondiscretionary” matter including a director election, an equity compensation plan, a matter relating to executive compensation, certain corporate governance changes, or any stockholder proposal. In that case, without your voting instructions, a broker non-vote will occur. An “abstention” will occur at the annual meeting if your shares are deemed to be present at the annual meeting because you attend the annual meeting but you do not vote on any proposal or other matter which is required to be voted on at the annual meeting. You should consult your broker if you have questions about this.
The affirmative vote of at least a majority of our issued and outstanding shares present, in person or by proxy, and entitled to vote at the annual meeting will be required to approve any stockholder proposal validly presented at a meeting of stockholders. Under applicable Delaware law, in determining whether any stockholder proposal has received the requisite number of affirmative votes, abstentions will have the same effect as a vote against any stockholder proposal. Broker non-votes will be ignored. There are no dissenters’ rights of appraisal in connection with any stockholder vote to be taken at the annual meeting.
What does it mean if I receive more than one proxy or voting instruction card?
It means your shares of common stock are registered differently or are in more than one account. Please return each proxy and voting instruction card you receive. Please submit your vote for each control number you have been assigned.
Where can I find the voting results of the meeting?
We will announce preliminary voting results at the meeting. We will publish the voting results in a Current Report on Form 8-K to be filed with the SEC no later than four business days following the end of the annual meeting. If preliminary results are reported initially, we will update the filing when final, certified results are available.
Who will count the votes?
A representative of Broadridge Financial Solutions, Inc., acting as the inspector of election, will tabulate and certify the votes.
Who will pay for the cost of this proxy solicitation?
We are making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing, and distributing these proxy materials. If you choose to access the proxy materials or vote over the internet, however, you are responsible for internet access charges you may incur. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone, or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. We will request banks, brokers, nominees, custodians, and other fiduciaries who hold shares of our stock in street name, to forward these proxy solicitation materials to the beneficial owners of those shares and we will reimburse the reasonable out-of-pocket expenses they incur in doing so.
Who should I contact if I have questions?
If you hold our common stock through a brokerage account and you have any questions or need assistance in voting your shares, you should contact the broker or bank where you hold the account. If you are a registered holder of our common stock and you have any questions or need assistance in voting your shares, please call our Investor Relations department at 1-205-969-4600. As an additional resource, the SEC website has a variety of information about the proxy voting process at www.sec.gov/spotlight/proxymatters.
NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THE DELIVERY OF THIS PROXY STATEMENT WILL, UNDER NO CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE OF THIS PROXY STATEMENT.

ITEMS OF BUSINESS REQUIRING YOUR VOTE
Proposal 1 – Election of Directors
Director Nominees
The board of directors of Encompass Health currently consists of 11 members. Based on the recommendation of the Nominating/Corporate Governance Committee, our board proposes that each of the 11 nominees listed below be elected as directors at this annual meeting and serve until our 2024 annual meeting of stockholders.
Each director nominee named in Proposal One will be elected if the votes for that nominee exceed the number of votes cast against that nominee. Votes cast with respect to a nominee will exclude abstentions and broker non-votes. If a nominee becomes unable or unwilling to accept the nomination or election, the persons designated as proxies will be entitled to vote for any other person designated as a substitute nominee by our board of directors. We have no reason to believe that any of the following nominees will be unable to serve. Below we have provided information relating to each of the director nominees proposed for election by our board, including a brief description of why he or she was nominated.

Name of Nominee	Age	Current Roles	Date Became Director
Greg D. Carmichael*	61	Member of Compensation and Human Capital Committee (Chair) and Nominating/Corporate Governance Committee	1/1/2020
John W. Chidsey *	60	Member of Audit Committee (Chair) and Finance Committee	10/2/2007
Donald L. Correll *	72	Chairman of the Board; Member of Compensation and Human Capital Committee and Nominating/Corporate Governance Committee	6/29/2005
Joan E. Herman *	69	Member of Audit Committee and Compliance and Quality of Care Committee (Chair)	1/25/2013
Leslye G. Katz *	68	Member of Finance Committee and Nominating/Corporate Governance Committee (Chair)	1/25/2013
Patricia A. Maryland*	69	Member of Compensation and Human Capital Committee and Compliance and Quality of Care Committee	1/1/2020
Kevin J. O’Connor*	55	Member of Compliance and Quality of Care Committee and Nominating/Corporate Governance Committee	3/30/2022
Christopher R. Reidy*	66	Member of Audit Committee and Finance Committee	10/1/2021
Nancy M. Schlichting*	68	Member of Compensation and Human Capital Committee and Compliance and Quality of Care Committee	12/11/2017
Mark J. Tarr	61	President and Chief Executive Officer	12/29/2016
Terrance Williams*	54	Member of Audit Committee and Finance Committee (Chair)	1/1/2020

* Denotes independent director.
There are no arrangements or understandings known to us between any of the nominees listed above and any other person pursuant to which that person was or is to be selected as a director or nominee, other than any arrangements or understandings with persons acting solely as directors or officers of Encompass Health.

All of the director nominees have public company, senior leadership and strategic planning experience and financial literacy. The following matrix is intended to summarize the other primary experience, skills, and qualifications of the nominees. Each nominee’s individual experiences and qualifications are described in more detail in the biographies below.

Greg D. Carmichael
On March 12, 2023, the Federal Deposit Insurance Corporation (the “FDIC”) appointed Mr. Carmichael as chief executive officer of Signature Bridge Bank, N.A., the successor to Signature Bank, which went into FDIC receivership that same date. Previously, Mr. Carmichael announced his retirement as the executive chairman of Fifth Third Bancorp effective April 18, 2023. In July 2022, he retired as president and chief executive officer of Fifth Third. He joined Fifth Third in 2003 and served in various other executive roles, including chief operating officer and chief information officer. From 2000 to 2003, Mr. Carmichael was vice president and chief information officer for Emerson Electric, a worldwide provider of technology and energy solutions. From 1996 to 2000, he served in the same roles for a subsidiary of Emerson, and from 1986 to 1996, he served in several information technology and leadership roles at General Electric. Mr. Carmichael recently served on the board of the American Bankers Association.
Mr. Carmichael has extensive experience in matters of information technology, finance, corporate strategy and senior leadership relevant to large public companies. His extensive experience with IT matters includes cybersecurity oversight as a result of his leadership roles in multiple IT departments.

John W. Chidsey
Mr. Chidsey is the chief executive officer of Subway Restaurants. Prior to joining Subway in November 2019, he served as an executive board member of TopTech Holdings, LLC, a provider of comprehensive cloud-based technology with expertise in hiring, training, scheduling, back office and standardization, prior to the sale of that company in August 2019. From the time of the October 2010 sale of Burger King Holdings, Inc. to 3G Capital until April 18, 2011, Mr. Chidsey served as co-chairman of the board of directors of Burger King Holdings, Inc. Before the sale, he served as chief executive officer and a member of its board from April 2006, including as chairman of the board from July 2008. From September 2005 until April 2006, he served as president and chief financial officer. He served as president, North America, from June 2004 to September 2005, and as executive vice president, chief administrative and financial officer from March 2004 until June 2004. Prior to joining Burger King, Mr. Chidsey served as chairman and chief executive officer for two corporate divisions of Cendant Corporation: the Vehicle Services Division that included Avis Rent A Car, Budget Rent A Car Systems, PHH and Wright Express and the Financial Services Division that included Jackson Hewitt and various membership and insurance companies. In the past five years, Mr. Chidsey has served on the boards of Norwegian Cruise Line Holdings Ltd and Brinker International, Inc.
Mr. Chidsey has extensive experience in matters of finance, corporate strategy and senior leadership relevant to large public companies. Mr. Chidsey is a certified public accountant and a member of the Georgia Bar Association. He qualifies as an “audit committee financial expert” within the meaning of SEC regulations.

Donald L. Correll
Mr. Correll is chief executive officer and co-founder of Water Capital Partners, LLC, a firm that identifies, invests in, advises, and manages water and wastewater infrastructure assets and operations. Mr. Correll served as the president and chief executive officer and a director of American Water Works Company, Inc., the largest and most geographically diversified provider of water services in North America, from April 2006 to August 2010. Between August 2003 and April 2006, Mr. Correll served as president and chief executive officer of Pennichuck Corporation, a publicly traded holding company which, through its subsidiaries, provides public water supply services, certain water related services, and certain real estate activities, including property development and management. From 2001 to 2003, Mr. Correll served as an independent advisor to water service and investment firms on issues relating to marketing, acquisitions, and investments in the water services sector. From 1991 to 2001, Mr. Correll served as chairman, president and chief executive officer of United Water Resources, Inc., a water and wastewater utility company. He currently serves as the non-executive chairman as well as a member of the audit, leadership development and compensation, and executive committees of New Jersey Resources Corporation.
Mr. Correll has extensive experience in matters of accounting, finance, corporate strategy and senior leadership relevant to large public companies. He is a certified public accountant and has experience with a major public accounting firm.

Joan E. Herman
Ms. Herman has served as the president and chief executive officer of Herman & Associates, LLC, a healthcare and management consulting firm, since 2008. Herman & Associates provides services to healthcare providers, pharmacy benefit managers, managed care organizations, and private equity firms. From 1998 to 2008, she served in a number of senior management positions, including president and chief executive officer for two corporate divisions, at Elevance, Inc. (f/k/a Anthem, Inc. and WellPoint, Inc.), a leading managed healthcare company that offers network-based managed care plans. Prior to joining Elevance, she served in a number of senior positions at Phoenix Life Insurance Company for 16 years, lastly as senior vice president of strategic development. She currently serves as a director and a member of the audit, compensation, and compliance committees of Ionis Pharmaceuticals, Inc., an RNA-targeted drug discovery and development firm. She also serves on the board of Fifth Avenue Private Equity 17 Fund. She previously served as a director of Convergys Corporation, a publicly traded company until it was acquired by Synnex Corporation in October 2018.
Ms. Herman has extensive experience leading large complex businesses, including in the healthcare and insurance industries. With Elevance, she gained experience dealing with government reimbursement issues as well as state and federal healthcare and insurance regulators. Additionally, she has completed the National Association of Corporate Directors’ Cyber-Risk Oversight Program, which is designed to enhance cybersecurity literacy and strengthen cyber-risk oversight practices, and holds a CERT Certificate in Cybersecurity Oversight. Her senior involvement and board service with various community and charity organizations, such as the Venice Family Clinic Foundation where she is the board chair, evidences her leadership skills and character.

Leslye G. Katz
From January 2007 to December 2010, Ms. Katz served as senior vice president and chief financial officer of IMS Health, Inc., a provider of information, services, and technology for clients in the pharmaceutical and healthcare industries. Prior to that, she served as vice president and controller for five years. From July 1998 to July 2001, Ms. Katz served as senior vice president and chief financial officer of American Lawyer Media, Inc., a privately held legal media and publishing company. Prior to joining American Lawyer Media, Ms. Katz held a number of financial management positions with The Dun & Bradstreet Corporation, followed by two years as vice president and treasurer of Cognizant Corporation, a spin-off from D&B. Ms. Katz recently served as a director of ICF International, Inc., a provider of management, technology, and policy consulting and implementation services to government and commercial clients. She currently serves as vice-chair of the board of directors of My Sisters’ Place, a not-for-profit provider of shelter, advocacy, and support services to victims of domestic violence. She also serves on the board of directors of Grad Bag, a non-profit that supports underserved college-bound students and advances sustainability by repurposing lightly-used dorm room essentials for redistribution to students in need.
Ms. Katz has extensive experience in financial management at companies serving the healthcare and pharmaceutical industries, as well as expertise in mergers and acquisitions, treasury, financial planning and analysis, SEC reporting, investor relations, real estate, and procurement. She has further demonstrated her leadership and character in her board service with community charities.

Patricia A. Maryland
Ms. Maryland has 40 years of healthcare administration experience. In 2019, she retired as an executive vice president for Ascension and president and chief executive officer at Ascension Healthcare, a leading non-profit health system operating more than 2,600 sites of care including 150 hospitals and more than 50 senior living facilities in 20 states and the District of Columbia. Prior to that, Ms. Maryland held other executive and management positions in the Ascension organization for 13 years, including president and chief executive of the St. John Providence Health System and president of the Indianapolis Hospital, St. Vincent’s Health System. Prior to joining Ascension, Ms. Maryland worked in administrative roles with Detroit Medical Center, North Oakland Medical Centers, Cleveland Clinic Foundation and Mercy Hospital. Ms. Maryland also serves as a director on the board of Surgery Partners, Inc., an operator of surgical facilities and provider of ancillary services, and Privia Health Group, Inc., a national physician platform for the healthcare delivery experience.
Ms. Maryland has extensive senior management and strategy planning experience with large healthcare provider organizations as described above and as a result brings a wealth of knowledge and understanding of the healthcare industry. She has demonstrated leadership and character through involvement, including board roles, over many years in numerous community and healthcare related non-profit organizations.

Kevin J. O’Connor
Mr. O’Connor is the Senior Vice President, Chief Legal Officer of Carrier Global Corporation, a leading global provider of healthy, safe and sustainable building and cold chain solutions, where he oversees the company’s legal, governance, compliance and government affairs worldwide. Prior to joining Carrier in 2020, he was Chief Legal Officer of Point72 Asset Management from 2015 through early 2020. Prior to that, he served as Vice President, Global Ethics and Compliance for United Technologies Corporation from 2012 to 2015. Prior to his corporate leadership roles, Mr. O’Connor practiced law for 20 years in both private and public practice, including serving in various roles at the United States Department of Justice, including Associate Attorney General and United States Attorney for the District of Connecticut, and at the United States Securities and Exchange Commission, Division of Enforcement. He previously served on the strategic advisory council of Vencore, Inc., a private defense contractor serving intelligence, defense, and other agencies, and currently serves on the board of trustees for the University of Connecticut.
Mr. O’Connor has extensive senior leadership, legal, compliance, and regulatory/risk management experience as described above. He also has healthcare provider experience having served as the chair of the board of directors of Trinity Health of New England, a large integrated health system.

Christopher R. Reidy
On March 31, 2022, Mr. Reidy retired as Executive Vice President, Strategic Advisor of Becton, Dickinson and Company (“BD”), one of the largest global medical technology companies in the world. Prior to that role, he served as BD’s executive vice president, chief financial officer and chief administrative officer where he managed strategic transactions and oversaw many functions, including finance, information technology and security, business development, and enterprise risk management. Prior to joining BD in 2013, he served in many senior finance and accounting roles, including corporate vice president and chief financial officer for ADP Corporation; vice president, controller & chief accounting officer and division CFO roles at AT&T Corporation; and audit partner at Deloitte & Touche. He currently serves on the board of directors of Embecta Corp., one of the largest pure-play diabetes management companies in the world, where he serves as chair of the technology committee. He also sits on the board of the Atlantic Health System and is a member of the executive committee and chair of the finance and investment committee.
Mr. Reidy has extensive senior management and administrative experience with a vendor for a wide range healthcare providers as described above and as a result brings a wealth of knowledge and understanding of the healthcare industry. He also has significant experience in finance, accounting, strategic planning, risk management, and information technology and security. He qualifies as an “audit committee financial expert” within the meaning of SEC regulations. He also has extensive cybersecurity oversight experience as a result of his roles at both BD and ADP where the chief information security officers reported directly to him and he was heavily involved in the respective cybersecurity programs.

Nancy M. Schlichting
In December 2016, Ms. Schlichting retired as the president and chief executive officer at Henry Ford Health System, Inc., a position she held from June 2003. Prior to that, Ms. Schlichting served as HFHS’s executive vice president and chief operating officer from 1998 to 2003. She also served as president and chief executive officer of HFHS’s Henry Ford Hospital from 2001 to 2003. During her time at HFHS, the company garnered significant national recognition, including the Malcolm Baldrige National Quality Award and the John M. Eisenberg Patient Safety and Quality Award. Prior to joining HFHS in 1998, Ms. Schlichting served as the president of the Eastern Region of Catholic Health Initiatives, president and chief executive officer of Riverside Methodist Hospitals and executive vice president and chief operating officer of Akron City Hospital and Summa Health System. Ms. Schlichting currently serves as a director of Walgreens Boots Alliance, Inc., where she serves on the audit committee and chairs the compensation and leadership performance committee, Baxter Corporation, where she serves on the quality, compliance and technology committee and chairs the compensation committee, and Pear Therapeutics, Inc., where she chairs the compensation committee. She recently served on the board of Hill-Rom Holdings, Inc.
Ms. Schlichting has extensive senior management and administrative experience with large healthcare provider organizations as described above and as a result brings a wealth of knowledge and understanding of the healthcare industry. She has demonstrated leadership and character through involvement, including board roles, over many years in numerous community and healthcare related non-profit organizations.

Mark J. Tarr
Mr. Tarr became our president and chief executive officer on December 29, 2016. Previously, he served as executive vice president of our operations since October 1, 2007, to which the chief operating officer designation was added on February 24, 2011. Mr. Tarr joined us in 1993 and has held various management positions with us, including serving as president of our inpatient division from 2004 to 2007, as senior vice president with responsibility for all inpatient operations in Texas, Louisiana, Arkansas, Oklahoma, and Kansas from 1997 to 2004, as director of operations of our 80-bed rehabilitation hospital in Nashville, Tennessee from 1994 to 1997, and as chief executive officer/administrator of our 70-bed rehabilitation hospital in Vero Beach, Florida from 1992 to 1994.
Mr. Tarr, as our president and chief executive officer, directs the strategic, financial and operational management of the Company and, in this capacity, provides unique insights into its detailed operations. He also has the benefit of more than 30 years of experience in the operation and management of inpatient rehabilitation hospitals.

Terrance Williams
Mr. Williams is the executive vice president and president of protection products and services at Allstate Corporation, where he has accountability for a portfolio of businesses outside of the core insurance market. These businesses range from start up to mature. The portfolio companies have nearly $5 billion in revenues and over 3,800 employees globally. Before joining Allstate in January 2020, he served as executive vice president and chief marketing officer for Nationwide Mutual Insurance Company, as well as the president of the Nationwide’s emerging businesses group, which included legacy niche and emerging businesses, innovation teams, and a venture capital fund. During 24 years with Nationwide, he advanced through leadership roles touching almost every aspect of the business, including underwriting, claims, operations, sales and various profit and loss management roles. He currently serves on the board of the Columbus (OH) Regional Airport Authority.
Mr. Williams has a deep and broad base of marketing, insurance (payor), and regulated-industry experience. He also brings extensive experience in managing every aspect of business from sales, marketing, and operations to enterprise strategy across a large geographic platform. He qualifies as an “audit committee financial expert” within the meaning of SEC regulations.

Board Recommendation
The board of directors unanimously recommends that you vote “FOR” the election of all 11 director nominees.

Proposal 2 – Ratification of Appointment of Independent Registered Public Accounting Firm
Appointment of PricewaterhouseCoopers LLP
In accordance with its charter, the Audit Committee of our board of directors selected the firm of PricewaterhouseCoopers LLP to be our independent registered public accounting firm for the 2023 audit period, and with the endorsement of the board of directors, recommends to our stockholders that they ratify that appointment. The Audit Committee will reconsider the appointment of PricewaterhouseCoopers LLP for the next audit period if such appointment is not ratified. Representatives of PricewaterhouseCoopers LLP are expected to attend the annual meeting and will have the opportunity to make a statement if they desire, and are expected to be available to respond to appropriate questions.
The Audit Committee recognizes the importance of maintaining the independence of our independent registered public accounting firm, both in fact and appearance. Consistent with its charter, the Audit Committee has evaluated PricewaterhouseCoopers LLP’s qualifications, performance, and independence, including that of the lead audit partner. The Audit Committee reviews and approves, in advance, the audit scope, the types of non-audit services, if any, and the estimated fees for each category for the coming year. For each category of proposed service, PricewaterhouseCoopers LLP is required to confirm that the provision of such services does not impair their independence. Before selecting PricewaterhouseCoopers LLP, the Audit Committee carefully considered that firm’s qualifications as an independent registered public accounting firm for the Company. This included a review of its performance in prior years, as well as its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee has expressed its satisfaction with PricewaterhouseCoopers LLP in all of these respects. The Audit Committee’s review included inquiry concerning any litigation involving PricewaterhouseCoopers LLP and any proceedings by the SEC against the firm. The Audit Committee concluded that the ability of PricewaterhouseCoopers LLP to perform services for us is in no way adversely affected by any such investigation or litigation.
Pre-Approval of Principal Accountant Services
The Audit Committee is responsible for the appointment, oversight, and evaluation of our independent registered public accounting firm. In accordance with our Audit Committee’s charter, our Audit Committee must approve, in advance of the service, all audit and permissible non-audit services provided by our independent registered public accounting firm. Our independent registered public accounting firm may not be retained to perform the non-audit services specified in Section 10A(g) of the Securities Exchange Act of 1934, as amended. The Audit Committee has concluded that provision of the non-audit services described in that section is not compatible with maintaining the independence of PricewaterhouseCoopers LLP.
The Audit Committee has established a policy regarding pre-approval of audit and permissible non-audit services provided by our independent registered public accounting firm, as well as all engagement fees and terms for our independent registered public accounting firm. Under the policy, the Audit Committee must approve the services to be rendered and fees to be charged by our independent registered public accounting firm. Typically, the Audit Committee approves services up to a specific amount of fees. The Audit Committee must then approve, in advance, any services or fees exceeding those pre-approved levels. The Audit Committee may delegate general pre-approval authority to a subcommittee of which the chairman of the Audit Committee is a member, provided that any delegated approval is limited to services with fees of no more than 5% of previously approved amounts.

Principal Accountant Fees and Services
With respect to the audits for the years ended December 31, 2022 and 2021, the Audit Committee approved the audit services to be performed by PricewaterhouseCoopers LLP, as well as certain categories and types of audit-related and permitted non-audit services. In 2022 and 2021, the Audit Committee approved all audit, audit-related, and other fees in accordance with SEC pre-approval rules. The following table shows the aggregate fees paid or accrued for professional services rendered by PricewaterhouseCoopers LLP for the years ended December 31, 2022 and 2021, with respect to various services provided to us and our subsidiaries.

	For the Year Ended December 31,
	2022	2021
	(In Millions)
Audit fees(1)	$4.16	$5.30
Audit-related fees(2)	0.54	0.38
Total audit and audit-related fees	4.70	5.68
Tax fees(3)	0.02	0.02
All other fees(4)	0.02	0.63
Total fees	$4.74	$6.33

(1)Audit fees – Represents aggregate fees paid or accrued for professional services rendered for the audit of our consolidated financial statements and internal control over financial reporting for each year presented and the carve-out audit of our home health & hospice business in connection with its separation as an independent publicly traded company; fees for professional services rendered for the review of financial statements included in our Form 10-Q filings, and fees for professional services normally provided by our independent registered public accounting firm in connection with statutory and regulatory engagements required by various partnership agreements or state and local laws in the jurisdictions in which we operate or manage hospitals.
(2)Audit-related fees – Represents aggregate fees paid or accrued for assurance and related services that are reasonably related to the performance of audit services and traditionally are performed by our independent auditor, including fees related to work associated with registration of securities for our home health & hospice business in connection with its separation as an independent publicly traded company.
(3)Tax fees – Represents fees for all professional tax services provided by our independent auditor’s tax professionals, such as preparation of Puerto Rico tax returns and other tax compliance matters, but not including any services related to the audit of our financial statements.
(4)All other fees – Represents fees paid or due to our independent auditor for automated disclosure checklist and other subscription fees.
Board Recommendation
The board of directors and the Audit Committee unanimously recommend that you vote “FOR” ratifying the appointment of PricewaterhouseCoopers LLP as Encompass Health’s independent registered public accounting firm for the 2023 audit period.

Proposal 3 – Advisory Vote on Executive Compensation
We seek your advisory vote on our executive compensation programs and ask that you support the compensation of our named executive officers as disclosed under the heading “Executive Compensation,” including the “Executive Summary” section, beginning on page 34 and the accompanying tables and related narrative disclosure. This proposal, commonly referred to as a “say-on-pay” proposal, gives stockholders the opportunity to express their views on the named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the named executive officers and the philosophy, policies, and practices described in this proxy statement.
As described under the heading “Compensation Discussion and Analysis,” the Company provides annual and long-term compensation programs, as well as other benefit plans, to attract, motivate, and retain the named executive officers, each of whom is critical to the Company’s success, and to create a remuneration and incentive program that aligns the interests of the named executive officers with those of stockholders. The board of directors believes the program strikes the appropriate balance between utilizing responsible, measured pay practices and effectively incentivizing the named executive officers to dedicate themselves fully to value creation for our stockholders. At the 2022 annual meeting, 95.3% of stockholders voting on the say-on-pay proposal approved of our executive compensation programs.
You are encouraged to read the information detailed under the heading “Executive Compensation” beginning on page 34 for additional details about the Company’s executive compensation programs.
The board of directors strongly endorses the Company’s executive compensation programs and recommends that the stockholders vote in favor of the following resolution:
“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Encompass Health Corporation Definitive Proxy Statement for the 2023 annual meeting of stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”
This say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation and Human Capital Committee or the board of directors. Our board of directors and its Compensation and Human Capital Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider stockholders’ concerns and the Compensation and Human Capital Committee will evaluate whether any actions are necessary to address those concerns. The board has elected to hold the say-on-pay advisory vote annually until further notice, so the next advisory vote is expected to be in connection with the 2024 annual meeting of stockholders.
Board Recommendation
The board of directors unanimously recommends a vote “FOR” the approval of the compensation of our named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

Proposal 4 – Advisory Vote on the Frequency of the “Say-on-Pay” Vote
Our board of directors previously decided to hold annual, non-binding, advisory votes on executive compensation. Notwithstanding that decision and the support of the majority of our stockholders in the prior votes on the say-on-pay frequency proposal, the rules of the Securities and Exchange Commission (the “SEC”) require us to again submit this Proposal to a vote. Accordingly, we are asking whether the say-on-pay advisory vote should occur every three years, every two years or every year. We understand that stockholders may have different views as to what is the best approach for the Company, and we look forward to hearing from stockholders on this Proposal.
You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting when you vote in response to the resolution set forth below.
“RESOLVED, that the option of once every one year, two years, or three years that receives the highest number of votes cast for this resolution will be determined to be the preferred frequency with which the Company is to hold a stockholder advisory vote to approve the compensation of the named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules (which disclosure shall include the Compensation Discussion and Analysis, the Summary Compensation Table, and the other related tables and disclosure).”
The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be deemed the frequency for the advisory vote on executive compensation that has been approved by stockholders. While the board of directors will take into account the outcome of this non-binding, advisory vote when making future decisions regarding the frequency of the say-on-pay advisory vote, the board of directors may decide that it is in the best interests of stockholders and the Company to hold such an advisory vote more or less frequently than the option selected by a plurality of stockholders at the annual meeting. As a reminder, you are NOT voting for or against the board’s recommendation itself. Instead, your vote is a selection of one of the three frequency options if you do not abstain.

Board Recommendation

The board of directors unanimously recommends a vote for the option of “ONE YEAR” as the frequency with which stockholders are provided an advisory vote on executive compensation, as disclosed pursuant to the compensation disclosure rules of the SEC.

CORPORATE GOVERNANCE AND BOARD STRUCTURE
Corporate Governance
Corporate Governance Guidelines
Our board of directors has developed corporate governance policies and practices in order to help fulfill its responsibilities to stockholders and provide a flexible framework for it to review, evaluate, and oversee the Company’s business operations and management. The board-adopted Corporate Governance Guidelines provide, among other things, that each member of the board will:
•dedicate sufficient time, energy, and attention to ensure the diligent performance of his or her duties;
•comply with the duties and responsibilities set forth in the guidelines and in our Bylaws;
•comply with all duties of care, loyalty, and confidentiality applicable to directors of publicly traded Delaware corporations; and
•adhere to our Standards of Business Ethics and Conduct, including the policies on conflicts of interest.
Our Nominating/Corporate Governance Committee oversees and periodically reviews the Guidelines, and recommends any proposed changes to the board for approval.
Code of Ethics
We have adopted the Standards of Business Ethics and Conduct, our “code of ethics,” that applies to all employees, directors and officers, including our principal executive officer, principal financial officer, and principal accounting officer or controller, or persons performing similar functions. The purpose of the code of ethics is to promote:
•honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
•full, fair, accurate, timely, and understandable disclosure in periodic reports required to be filed by us;
•compliance with all applicable rules and regulations that apply to us and our employees, officers, and directors;
•prompt internal reporting of violations of the code to an appropriate person or persons identified in the code; and
•accountability for adherence to the code.
We disclose any amendments to, or waivers from, the code of ethics for executive officers and directors on our website promptly following the date of the amendment or waiver. Upon written request to our corporate secretary, we will also provide a copy of the code of ethics free of charge.
Corporate Website
We maintain a “Corporate Governance” section on our website at https://investor.encompasshealth.com where you can find copies of our principal governance documents, including:
•Certificate of Incorporation and Bylaws;
•Charters of each of the standing committees of its board of directors;
•Standards of Business Ethics and Conduct;
•Corporate Governance Guidelines; and
•Insider Trading Policy.
Board Oversight of the Company’s Risks
We maintain a comprehensive enterprise risk management program designed to identify potential events and conditions that may affect the Company and to manage risks to avoid materially adverse effects on the Company. Our management, including an executive risk committee, is responsible for the design and implementation of the enterprise risk management, or ERM, program. The Audit Committee of the board of directors, pursuant to its charter, is responsible for reviewing and evaluating our policies and procedures relating to risk assessment and management. The full board of directors monitors the ERM program by way of regular reports from our senior executives on management’s risk assessments and risk status as well as our risk response and mitigation activities. Individual committees monitor, by way of regular reports, the material risks that relate to the responsibilities of that committee and report to the full board appropriate information. For example, the Compliance and Quality of Care Committee oversees assessment and management of several risk-related topics, such as cybersecurity, privacy, Medicare claims audits, patient satisfaction data, quality of care data, and compliance program administration.
The Compensation and Human Capital Committee reviews and considers our compensation policies and programs in light of the board of directors’ risk assessment and management responsibilities on an annual basis. In 2022, Mercer (US) Inc. in consultation with our human resources department prepared and presented to the Compensation and Human Capital Committee a risk assessment report that addressed the incentive compensation structure, programs, and processes at the corporate and field operation levels. The assessment included, among other things, a review of pay mix (fixed v. variable, cash v. equity and short v. long-term), performance metrics, target setting, performance measurement practices, pay determination, mitigation practices such as the Compensation Recoupment Policy, and overall governance and administration of pay programs. After reviewing this report and making inquiries of management, the Compensation and Human Capital Committee determined we have no compensation policies and programs that give rise to risks reasonably likely to have a material adverse effect on us. Additionally, the Compensation and Human Capital Committee oversees assessment and management of human capital-related risks, such as those involving recruitment, retention, inclusion and diversity, employee engagement, and employment litigation. For further discussion of our human capital management, see Item 1, Business, of our Annual Report on Form 10-K for the year ended December 31, 2022.
Board Oversight of the Company’s Cybersecurity Program and Patient Privacy Matters
The proper function, availability, and security of our information systems are critical to our business. We have structured our cybersecurity program around the National Institute of Standards and Technology (“NIST”) Cybersecurity Framework, which provides best practices to identify, protect from, respond to, and recover from cyberattacks. The cybersecurity program, led by our chief security officer (“CSO”), consists of dedicated internal IT employees, including the staff of a security operations center, and long-term third-party security vendors. Members of our internal and external security team also participate in industry and governmental cybersecurity cooperative groups, including the Health Information Sharing and Analysis Center, the Institute for Applied Network Security, and the FBI’s InfraGard. The CSO reports directly to our chief information officer (“CIO”). Our CIO provides quarterly reports on our cybersecurity program to the Compliance and Quality of Care Committee and at least annually to our full board of directors. The reports to the committee and the full board include details and metrics on, among other things, our routine vulnerability assessments, internal and external threat intelligence, quarterly NIST framework assessments, quarterly company-wide phishing exercises and training, device encryption, routine resilience efforts including quarterly disaster recovery exercises, third-party vendor risk management, annual tabletop incident response exercise, annual business continuity exercise, cyber penetration tests, and 23 NIST cyber hygiene controls. One or more board members observe and participate in our annual tabletop incident response exercise, for which we engage third-party legal and technical advisors who direct the exercise and provide feedback on our performance.

Our board of directors has actively sought out experience and expertise among its members to further its oversight of cybersecurity risk. We believe that Messrs. Carmichael and Reidy and Ms. Herman have extensive knowledge and experience in cybersecurity oversight. Mr. Carmichael previously served as chief information officer at multiple companies, and Mr. Reidy directly supervised and oversaw the information security programs at two companies. Ms. Herman has completed the National Association of Corporate Directors’ Cyber-Risk Oversight Program, which is designed to enhance cybersecurity literacy and strengthen cyber-risk oversight practices, and holds a CERT Certificate in Cybersecurity Oversight. Mr. O’Connor has recently enrolled in the same program.

Similarly, our chief compliance officer provides quarterly reports to the Compliance and Quality of Care Committee on patient privacy compliance efforts and related matters. We also maintain an inter-departmental privacy and security committee that oversees our programs and initiatives that seek to protect and secure patient information as well as our data and systems. For example, this committee is responsible for our IT-security incident response plan and various training and awareness programs that promote good patient privacy and system security practices by employees.
Board Oversight of Sustainability Matters
As a healthcare provider, our business model by definition promotes sustainable ends. As our corporate purpose states, “We serve our patients and communities through customized rehabilitation that exceeds expectations. Our care teams are committed to achieving the best possible outcomes and getting patients back to what matters most.” In other words, our goal is to improve the health and well-being of our patients. That commitment we have to caring for our patients extends to our employees, as well as the communities in which we serve. For further detail on our sustainability story, please visit https://investor.encompasshealth.com/investor-resources/sustainability. Our website is not and shall not be deemed to be a part of this proxy statement by reference or otherwise incorporated into any other filings we make with the SEC.

In the context of our ERM program, our board has historically overseen those matters commonly referred to as environmental, social and governance, or ESG, matters that have the potential to be material to the Company. Much of that oversight has been delegated to the board’s committees. The board formalized and approved an ESG reporting structure, set out in the table below, and schedule based in large part on the Sustainability Accounting Standards Board, or SASB, standards for healthcare delivery. Given our business model, not all topics below are material to us. Therefore, those topics are not reviewed by the board on a regular basis. However, we monitor changes in our operations, business model, regulatory requirements, and the broader business environment to assess the materiality of the ESG topics over time. The board is committed to monitoring our business as well as the broader concerns of our stockholders to identify changes in the importance of issues we face.

Board Committee	ESG Topic
Compliance and Quality of Care
Quality of Care and Patient Satisfaction*
Patient Privacy and Electronic Health Records*
Employee Health and Safety*
Pricing and Billing Transparency*
Climate Change Impacts on Human Health and Infrastructure*

Audit	Fraud and Unnecessary Procedures* Access for Low-Income Patients* Energy and Waste Management* Management of Controlled Substances* Water Usage Supply Chain Risks
Compensation and Human Capital	Employee Recruitment, Development, and Retention* Inclusion and Diversity Gender Pay Equality Employee Relations Matters (including discrimination and harassment allegations)
Nominating/Corporate Governance	Political Spending Anti-competitive Practices Stockholder Engagement
* Topics from SASB’s Health Care Delivery SAS.

Annual Evaluation of the Performance of the Board and Its Committees
On an annual basis, members of our board complete an evaluation of the performance of the board as well as each committee on which they serve, as required by the Corporate Governance Guidelines. The evaluations are intended assist in determining whether the board and its committees are functioning effectively and fulfilling the requirements set forth in the Corporate Governance Guidelines and the committee charters, as applicable. The evaluations provide the members of the board and its committees with an opportunity to reflect upon and improve processes and effectiveness. Specific questions also elicit feedback on topics reviewed by the board, including the substance of materials on the subjects, the time dedicated to various topics, and access to management and external advisors.The board may, and does on occasion, obtain the advice and assistance of outside advisors in performing the evaluation, including conducting private interviews to provide for unattributed feedback. Results are reviewed by the Nominating/Corporate Governance Committee which then shares those results and any follow up recommendations with all members of the board.

Stockholder Engagement and Communications to Directors
We believe that thoughtful stockholder engagement is important, and we have an active engagement program in which we meet regularly with stockholders to discuss our business, strategy, operational initiatives, and corporate governance, as well as other topics of interest to them. Our stockholder engagement efforts allow us to better understand our stockholders’ priorities, perspectives, and concerns, and enable the Company to effectively address issues that matter most to our stockholders. Members of management attend several investor conferences throughout the year. We attend and participate in meetings of the Council of Institutional Investors and other investor groups in order to engage with members of the institutional shareholder community more generally. From time to time, we have hosted investor days in New York City to give a broad base of our stockholders the opportunity to engage in person with members of our senior management. Our board of directors receives regular reports on feedback given by investors to management.
Stockholders and other parties interested in communicating directly to the board of directors, any committee, or any non-employee director or group of directors may do so by writing to:

ENCOMPASS HEALTH CORPORATION BOARD OF DIRECTORS 9001 LIBERTY PARKWAY BIRMINGHAM, ALABAMA 35242 ATTENTION: [Addressee*]

* Including the name of the specific addressee(s) will allow us to direct the communication to the intended recipient.
Stockholders and other interested parties may also submit a message electronically via a web-based form at https://investor.encompasshealth.com/corporate-governance/board-of-directors/contact-the-board/default.aspx, which generates an email that is sent to the office of our general counsel. All written and electronic communications will be opened by the office of our general counsel for the sole purpose of determining whether the contents represent a message to our directors. Correspondence appropriately directed to the board that is not in the nature of advertising, promotions of a product or service, or offensive material will be forwarded promptly to the addressee(s). In the case of communications to the board of directors or any group or committee of directors, sufficient copies of the contents will be made for all of the addressees.

Board Structure and Committees
Board Structure and Meetings
Our business, property, and affairs are managed under the direction of our board of directors. Our Corporate Governance Guidelines provide for an independent director to serve as the non-executive chairman of the board who sets the agenda for, and presides over, board meetings, coordinates the work of the committees of our board of directors, and performs other duties delegated to the chairman by the board. The non-executive chairman also presides over independent sessions generally held at each board meeting. The board adopted this structure to promote decision-making and governance independent of that of our management and to better perform the board’s monitoring and evaluation functions. Members of the board are kept informed of our business through discussions with our chief executive officer and other officers, by reviewing materials provided to them, by visiting our offices and facilities, and by participating in meetings of the board and its committees.
Our board met six times during 2022. Each member of the board attended 75% or more of the meetings of the board and the committees on which he or she served during the year. In addition, it is our expectation that each director attend the annual meeting of stockholders. All members of our board attended the annual meeting in 2022.
The board has the five standing committees set out in the table below, each of which is governed by a charter and reports its actions and recommendations to the full board. Each committee has the authority to retain, at the expense of the Company, outside advisors, including consultants and legal and accounting advisors. The following table shows the number of meetings and the membership of each board committee as of December 31, 2022.

	Audit	Compensation and Human Capital	Compliance/ Quality of Care	Finance	Nominating/ Corporate Governance
Number of Meetings in 2022:	8	6	5	5	5
Greg D. Carmichael		Chair			X
John W. Chidsey	Chair			X
Donald L. Correll		X			X
Joan E. Herman	X		Chair
Leslye G. Katz				X	Chair
Patricia A. Maryland		X	X
Kevin J. O’Connor			X		X
Christopher R. Reidy	X			X
Nancy M. Schlichting		X	X
Mark J. Tarr
Terrance Williams	X			Chair

Audit Committee
The Audit Committee’s purpose, per the terms of its charter, is to assist the board of directors in fulfilling its responsibilities to the Company and its stockholders, particularly with respect to the oversight of the accounting, auditing, financial reporting, and internal control and compliance practices of the Company. The specific responsibilities of the Audit Committee are, among others, to:
•assist the board in the oversight of the integrity of our financial statements and compliance with legal and regulatory requirements, the qualifications and independence of our independent auditor, and the performance of our internal audit function and our independent auditor;
•appoint, compensate, replace, retain, and oversee the work of our independent auditor;
•at least annually, review a report by our independent auditor regarding its internal quality control procedures, material issues raised by certain reviews, inquiries or investigations relating to independent audits within the last five years, and relationships between the independent auditor and the Company;
•review and evaluate our quarterly and annual financial statements with management and our independent auditor, including management’s assessment of and the independent auditor’s opinion regarding the effectiveness of our internal control over financial reporting;

•discuss earnings press releases as well as financial information and earnings guidance provided to analysts and rating agencies with management;
•discuss policies with respect to risk assessment and risk management; and
•appoint and oversee the activities of our Inspector General who has the responsibility to identify violations of Company policy and law relating to accounting or public financial reporting.
The Audit Committee Report appears on page 32 of this proxy statement.
Compensation and Human Capital Committee
The Compensation and Human Capital Committee’s purpose and objectives are to attract and retain high-quality personnel to better ensure the long-term success of the Company and the creation of long-term shareholder value. Accordingly, this committee oversees our compensation and employee benefit objectives, plans and policies and approves, or recommends to the independent members of the board of directors for approval, the individual compensation of our executive officers. This committee also reviews our human capital strategy and management activities, such as employee and management recruiting, retention and development initiatives as well as diversity, equity and inclusion initiatives For further discussion of our human capital management, see Item 1, Business, of our Annual Report on Form 10-K for the year ended December 31, 2022.
The specific responsibilities of this committee are, among others, to:
•review and approve our compensation programs and policies, including our benefit plans, incentive compensation plans and equity-based plans and administer those plans as may be required;
•review and approve (or recommend to the board in the case of the chief executive officer) goals and objectives relevant to the compensation of the executive officers and evaluate their performances in light of those goals and objectives;
•determine and approve (together with the other independent directors in the case of the chief executive officer) the compensation levels for the executive officers;
•review and discuss with management the Compensation Discussion and Analysis and recommend inclusion thereof in our annual report or proxy statement;
•review and approve (or recommend to the board in the case of the chief executive officer) employment arrangements, severance arrangements and termination arrangements and change in control arrangements to be made with any executive officer;
•review at least annually our management succession plan as it relates to compensation and benefits;
•oversee long-term succession plans for senior management;
•review at least annually material compensation and human capital related risk exposures as well as management’s efforts to monitor and mitigate those exposures; and
•review and recommend to the board the compensation for the non-employee members of the board.
The Compensation and Human Capital Committee Report appears on page 33 of this proxy statement.
In July 2021, the Compensation and Human Capital Committee conducted a request for proposal process and sought proposals from several national compensation consultants. The committee then engaged Pay Governance as its independent compensation consultant to assist it in its review and evaluation of executive compensation practices. The committee has reviewed the independence of Pay Governance and of each individual employee of the firm with whom it works. Pay Governance does not perform other services for the Company. The committee has determined Pay Governance has no conflict of interest in providing advisory services.
Compliance and Quality of Care Committee
The Compliance and Quality of Care Committee’s function is to assist our board of directors in fulfilling its fiduciary responsibilities relating to our regulatory compliance and cyber risk management activities and to ensure we deliver quality care to our patients. The committee is primarily responsible for overseeing, monitoring, and evaluating our compliance with all of its regulatory obligations other than tax and securities law-related obligations and reviewing the quality of services provided to patients. The specific responsibilities of the Compliance and Quality of Care Committee are, among others, to:

•ensure the establishment and maintenance of a regulatory compliance program and the development of a comprehensive quality of care program designed to measure and improve the quality of care and safety furnished to patients;
•appoint and oversee the activities of a chief compliance officer and compliance office with responsibility for developing and implementing our regulatory compliance program;
•oversee the cyber risk management program designed to monitor, mitigate and respond to cyber risks, threats, and incidents, and review periodic reports from the chief information officer, including developments in cyber threat environment and cyber risk mitigation efforts;
•review periodic reports from the chief compliance officer, including an annual regulatory compliance report summarizing compliance-related activities undertaken by us during the year, and the results of all regulatory compliance audits conducted during the year; and
•review and approve annually the quality of care program and review periodic reports from the chief medical officer regarding our efforts to advance patient safety and quality of care.
Finance Committee
The purpose and objectives of the Finance Committee are to assist our board of directors in the oversight of the use and development of our financial resources, including our financial structure, investment policies and objectives, and other matters of a financial and investment nature. The specific responsibilities of the Finance Committee are, among others, to:
•review and approve certain expenditures, contractual obligations and financial commitments per delegated authority from our board; and
•review, evaluate, and make recommendations to the board regarding (i) capital structure and proposed changes thereto, including significant new issuances, purchases, or redemptions of our securities, (ii) plans for allocation and disbursement of capital expenditures, (iii) credit rating, activities with credit rating agencies, and key financial ratios, (iv) long-term financial strategy and financial needs, (v) major activities with respect to mergers, acquisition and divestitures, and (vi) plans to manage insurance and asset risk.
Nominating/Corporate Governance Committee
The purposes and objectives of the Nominating/Corporate Governance Committee are to assist our board of directors in fulfilling its duties and responsibilities to us and our stockholders, and its specific responsibilities include, among others, to:
•oversee the emergency succession plans for the chief executive officer;
•recommend nominees for board membership to be submitted for stockholder vote at each annual meeting, and to recommend to the board candidates to fill vacancies on the board and newly-created positions on the board;
•review and make recommendations on the size and composition of the board and assist the board in determining the appropriate characteristics, skills and experience for the individual directors and the board as a whole and create a process to allow the committee to identify and evaluate individuals qualified to become board members;
•evaluate annually and make recommendations to the board regarding the composition of each standing committee of the board, the policy with respect to rotation of committee memberships and chairs, and the functioning of the committees;
•review the suitability for each board member’s continued service as a director when his or her term expires, and recommend whether or not the director should be re-nominated;
•assist the board in considering whether a transaction between a board member and the Company presents an inappropriate conflict of interest and/or impairs the independence of any board member and conduct a prior review of any such transaction; and
•develop Corporate Governance Guidelines that are consistent with applicable laws and listing standards, periodically review those guidelines, and recommend to the board any changes the committee deems necessary or advisable.

Board Composition and Director Nomination Process
Board Composition

Our board of directors is comprised of skilled directors who represent a diverse set of experiences, expertise and attributes. The board is almost entirely independent, with Mr. Tarr being the only non-independent member. Additionally, we maintain a beneficial mix of short- and long-tenured directors in order to ensure that fresh perspectives are provided and that experience, continuity and stability exist on the board. The average tenure of the directors is approximately seven years. Both the board of directors and the Nominating/Corporate Governance Committee believe diversity of skills, perspectives and experiences as represented on the board as a whole, in addition to the primary factors, attributes or qualities discussed below, promote improved monitoring and evaluation of management on behalf of the stockholders and produces more creative thinking and solutions. The Nominating/Corporate Governance Committee considers the distinctive skills, perspectives and experiences that candidates diverse in race, gender, ethnic background, geographic origin and professional experience offer in the broader context of the primary evaluation described below. Four of our directors are female, and three of our directors identify as members of underrepresented groups. For a discussion of the individual experiences and qualifications of our board members, please refer to the section entitled “Items of Business Requiring Your Vote - Proposal 1: Election of Directors” in this proxy statement.
Criteria for Board Members
In evaluating the suitability of individual candidates and nominees, the Nominating/Corporate Governance Committee and our board of directors consider relevant factors, including, but not limited to: a general understanding of marketing, finance, information technology and cybersecurity, corporate strategy and other elements relevant to the operation of a large publicly-traded company in today’s business environment, senior leadership experience, an understanding of our business, educational and professional background, diversity of skills, perspectives and experiences, character, and whether the candidate would satisfy the independence standards of the New York Stock Exchange (the “NYSE”). The Nominating/Corporate Governance Committee also considers the following attributes or qualities in evaluating the suitability of candidates and nominees to the board:
•Integrity: Candidates should demonstrate high ethical standards and integrity in their personal and professional dealings.
•Accountability: Candidates should be willing to be accountable for their decisions as directors.
•Judgment: Candidates should possess the ability to provide wise and thoughtful counsel on a broad range of issues.
•Responsibility: Candidates should interact with each other in a manner which encourages responsible, open, challenging and inspired discussion. Directors must be able to comply with all duties of care, loyalty, and confidentiality.
•High Performance Standards: Candidates should have a history of achievements which reflects high standards for themselves and others.
•Commitment and Enthusiasm: Candidates should be committed to, and enthusiastic about, their performance for the Company as directors, both in absolute terms and relative to their peers. Directors should be free from conflicts of interest and be able to devote sufficient time to satisfy their board responsibilities.
•Financial Literacy: Candidates should be able to read and understand fundamental financial statements and understand the use of financial ratios and information in evaluating financial performance.
•Courage: Candidates should possess the courage to express views openly, even in the face of opposition.
Process for Identifying and Evaluating Candidates
The Nominating/Corporate Governance Committee has two primary methods for identifying director nominees. First, on a periodic basis, the committee solicits ideas for possible candidates from members of the board of directors, senior level executives, and individuals personally known to the members of the board of directors. Second, the committee may from time to time use its authority under its charter to retain, at the Company’s expense, one or more search firms to identify candidates.
The Nominating/Corporate Governance Committee will consider all candidates duly identified and will evaluate each of them based on the same criteria. The process that will be followed by the committee will include meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Nominating/Corporate Governance Committee, other members of the board and senior management. The committee emphasizes creating a pool of candidates diverse in race, gender and ethnicity. The candidates recommended for the board’s consideration will be those individuals from that pool who the committee believes will create a board of directors that is, as a whole, strong in its collective knowledge of, and diverse in skills, perspectives, and experience with respect to, accounting and finance, management and leadership, vision and strategy, business operations, business judgment, crisis management, risk assessment, information technology and cybersecurity, industry knowledge, and corporate governance.
Board Succession Planning
    The Nominating/Corporate Governance Committee oversees and plans for director succession and refreshment of our board of directors to ensure a mix of skills, perspectives, experience, tenure, and diversity that promote and support our long-term strategy. As previously disclosed, for some time, the Nominating/Corporate Governance Committee has been focused on succession planning issues associated with longer-termed directors, two of whom are subject to the tenure limits set forth in our Corporate Governance Guidelines in 2023. Specifically, the committee has attempted to craft an orderly and gradual transition by extending the terms of those directors to facilitate onboarding and integration of a new director or directors prior to the departures. The board believes the temporary expansion of the board has allowed and will allow for an orderly transition from the legacy board composition to the newly constituted board and for each longer-tenured director to contribute his or her extensive knowledge of, and experience with, the Company to each new director. For the 2023 stockholder elections, our board waived the tenure limit for Messrs. Correll and Chidsey with the expectation that they will retire within the following two years. In connection with this ongoing long-term succession planning, the committee has engaged a search firm to identify director candidates as part of that transition. The committee has directed the search firm to identify and provide for consideration a diverse pool of candidates.
Director Nominees Proposed by Stockholders
The Nominating/Corporate Governance Committee will consider written proposals from stockholders for director nominees. In considering candidates submitted by stockholders, the Nominating/Corporate Governance Committee will take into consideration the needs of the board of directors and the qualifications of the candidate. In accordance with our Bylaws, any such nominations must be received by the Nominating/Corporate Governance Committee, c/o the corporate secretary, not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event the annual meeting is called for a date that is not within 30 days before or after such anniversary date, a nomination, in order to be timely, must be received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs. The Nominating/Corporate Governance Committee received no nominee recommendations from stockholders for the 2023 annual meeting. Pursuant to our Bylaws, stockholder nominations for our 2024 annual meeting of stockholders must be received at our principal executive offices on or after January 5, 2024 and not later than February 4, 2024. All stockholder nominations must be sent by mail or courier service and addressed to Encompass Health Corporation, 9001 Liberty Parkway, Birmingham, Alabama 35242, Attention: Corporate Secretary. Other electronic mail and facsimile delivery are not monitored routinely for stockholder submissions or may change from time to time, so timely delivery cannot be ensured.
Stockholder nominations must include the information set forth in Section 3.4 of our Bylaws and be accompanied by a written consent of each proposed nominee to being named as a nominee and to serving as a director if elected. A stockholder providing notice of a nomination must update and supplement the notice so that the information in the notice is true and correct as of the record date(s) for determining the stockholders entitled to receive notice of and to vote at the annual meeting. Any stockholder that intends to submit a nomination for the board of directors should read the entirety of the requirements in Section 3.4 of our Bylaws which can be found in the “Corporate Governance” section of our website at https://investor.encompasshealth.com. Shareholders who intend to solicit proxies in support of director nominees other than our board’s nominees must comply with the additional requirement of Rule 14a-19(b) under the Securities Exchange Act of 1934, as amended. The chairperson of the meeting shall have the power to determine and declare to the meeting whether or not a nomination was made in accordance with the procedures set forth in our Bylaws and, if the chairman determines that a nomination is not in accordance with the procedures set forth in the Bylaws, to declare to the meeting that the defective nomination will be disregarded.
Finally, our Bylaws provide for reimbursement of certain reasonable expenses incurred by a stockholder or a group of stockholders in connection with a proxy solicitation campaign for the election of one nominee to the board of directors. This reimbursement right is subject to conditions including the board’s determination that reimbursement is consistent with its fiduciary duties. We will reimburse certain expenses that a nominating stockholder, or group of nominating stockholders, has incurred in connection with nominating a candidate for election to our board if the conditions set out in Section 3.4(c) of our Bylaws are met. If those conditions are met and the proponent’s nominee is elected, we will reimburse the actual costs of printing and mailing the proxy materials and the fees and expenses of one law firm for reviewing the proxy materials and one proxy solicitor for conducting the related proxy solicitation. If those conditions are met and the proponent’s nominee is not elected but receives 40% or more of all votes cast, we will reimburse the proportion of those qualified expenses equal to the proportion of votes that the nominee received in favor of his or her election to the total votes cast. For additional detail including the conditions to which any potential reimbursement is subject, please read Section 3.4(c) of our Bylaws which can be found in the “Corporate Governance” section of our website at https://investor.encompasshealth.com.

Director Independence
The NYSE listing standards require that the Company have a majority of independent directors and provide that no director will qualify as “independent” for these purposes unless the board of directors affirmatively determines that the director has no material relationship with the Company. Additionally, the listing standards set forth a list of relationships and transactions that would prevent a finding of independence if a director or an immediate family member of that director were a party.
On an annual basis, our board of directors undertakes a review of the independence of the nominees. In accordance with the NYSE listing standards, we do not consider a director to be independent unless the board determines (i) the director meets all NYSE independence requirements and (ii) the director has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company). Members of the Audit, Compensation and Human Capital, and Nominating/Corporate Governance Committees must also meet applicable independence tests of the NYSE and the SEC. In connection with this determination, each director and executive officer completes a questionnaire which requires disclosure of, among other topics: any transactions or relationships between any director or any member of his or her immediate family and the Company and its subsidiaries, affiliates, our independent registered public accounting firm or any advisors to the Compensation and Human Capital Committee; any transactions or relationships between any director or any member of his or her immediate family and members of the senior management of the Company or their affiliates; and any charitable contributions to not-for-profit organizations for which our directors or immediate family members serve as executive officers. There were no such director-related relationships, transactions or contributions in 2022, except as described below.
Our board has determined that all 10 of our non-employee directors are independent in accordance with our Corporate Governance Guidelines and the NYSE listing standards. All of the members of the Audit, Compensation and Human Capital, Nominating/Corporate Governance, Compliance and Quality of Care, and Finance Committees satisfy those independence tests. Additionally, our board has determined that each of the members of the Audit Committee qualifies as an “audit committee financial expert” under SEC regulations.

In determining the independence of Mr. Reidy, who served as an executive officer of Becton, Dickinson and Company (“BD”) at the time he joined our board on October 1, 2021, our board considered that we have maintained vendor relationships with several BD affiliates for some time. Our purchases of BD products, services and supplies are in the ordinary course of business. Mr. Reidy retired from BD effective March 31, 2022. During his tenure on our board, he was not involved in considering any business relationship between Encompass Health and BD. The amounts paid by us to BD in 2020 and 2021 were less than 0.1% of BD’s consolidated gross revenues in each year and that the amounts paid did not affect Mr. Reidy’s incentive compensation. BD is not considered one of our significant suppliers. Our board determined that Mr. Reidy did not have a direct or indirect material interest in our pre-existing relationship with BD.

Compensation of Directors
Every year, pursuant to its charter, the Compensation and Human Capital Committee evaluates the compensation of our non-employee directors, including the respective chairperson fees, and recommends any changes it deems advisable to the full board of directors, which is responsible for adopting the final form and amount of non-employee director compensation. As part of its annual review, the Compensation and Human Capital Committee receives comparative peer and industry data and recommendations from its independent compensation consultant, Pay Governance. This peer group is the same one used for executive compensation and discussed on page 39. Recognizing there are timing differences in the data and variability year to year, the Compensation and Human Capital Committee and the board attempt to ensure non-employee director compensation, including chairperson fees, is competitive with the corresponding market median compensation levels. In 2022, based on the peer review, the board determined that no change to base director compensation was needed. Additionally, the terms of our 2016 Omnibus Performance Incentive Plan, approved by our stockholders in 2016, establish a maximum value ($300,000) for both the equity awards granted and the cash fees paid to a non-employee director in a given year. The total of both cannot exceed $600,000.
In 2022, we provided the following annual compensation to directors who are not employees:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Greg D. Carmichael	113,077	150,029	6,475	269,581
John W. Chidsey	128,269	150,029	79,271	357,569
Donald L. Correll	186,923	150,029	82,811	419,763
Joan E. Herman	115,000	150,029	34,107	299,136
Leslye G. Katz	113,077	150,029	34,107	297,213
Patricia A. Maryland	100,000	150,029	6,475	256,504
Kevin J. O’Connor	75,556	164,912	1,323	241,791
Christopher R. Reidy	100,000	150,029	2,465	252,494
Nancy M. Schlichting	100,000	150,029	12,039	262,068
Terrance Williams	109,808	150,029	6,475	266,312
_____________________________
(1)The amounts reflected in this column are the retainer and chairperson fees earned for service as a director for 2022, regardless of when such fees are paid. Mr. O’Connor was appointed to the board on March 30, 2022, and his compensation was pro rated accordingly for the term ending May 5, 2022.
(2)Each non-employee director received an award of restricted stock units, or RSUs, with a grant date fair value, computed in accordance with Accounting Standards Codification 718, Compensation – Stock Compensation, of $150,029 (2,681 units). In March 2022, Mr. O’Connor received an RSU grant, corresponding to a partial year of service beginning in March 2022, with a grant date fair value of $14,883 (252 units). These awards are fully vested in that they are not subject to forfeiture; however, no shares underlying a particular award will be issued until after the date the director ends his or her service on the board. As of December 31, 2022, each director held the following aggregate RSU awards: Mr. Carmichael – 8,716, Mr. Chidsey – 90,953, Mr. Correll – 94,953, Ms. Herman – 39,933, Ms. Katz – 39,933, Ms. Maryland – 8,716, Mr. O’Connor - 2,961, Mr. Reidy – 4,185, Ms. Schlichting – 15,001, and Mr. Williams – 8,716. There were no other outstanding stock awards.
(3)The amounts reflected in this column represent the value of additional RSUs granted as dividend equivalents in connection with the payment of dividends on our common stock during 2022 as required by the terms of the original grants.
Our non-employee directors received an annual base cash retainer of $100,000. We also paid the following chairperson fees to compensate for the enhanced responsibilities and time commitments associated with those positions:

Chair Position	Fees Earned or Paid in Cash ($)
Chairman of the Board	125,000
Audit Committee	30,000
Compensation and Human Capital Committee	20,000
Compliance and Quality of Care Committee	15,000
Finance Committee	15,000
Nominating/Corporate Governance Committee	20,000
Our non-employee directors may elect to defer all or part of their cash fees under our Directors’ Deferred Stock Investment Plan. Elections must be made prior to the beginning of the applicable year. Under the plan, amounts deferred by non-employee directors are promptly invested in our common stock by the plan trustee at the market price at the time of the payment of the fees. Stock held in the deferred accounts is entitled to any dividends paid on our common stock, which dividends are promptly invested in our common stock by the plan trustee at the market price. Fees deferred under the plan and/or the acquired stock are held in a “rabbi trust” by the plan trustee. Accordingly, the plan is treated as unfunded for federal tax purposes. Amounts deferred and any dividends reinvested under the plan are distributed in the form of our common stock upon termination from board service for any reason. Distributions generally will commence within 30 days of leaving the board. As of December 31, 2022, the number of shares held in the plan were: Mr. Chidsey’s 65,148 shares and Mr. Reidy’s 1,900 shares.
In addition, each non-employee member of the board of directors receives a grant of restricted stock units valued at approximately $150,000. When dividends are paid on our common stock, the directors receive the equivalent in restricted stock units based on the number of restricted stock units held and the value of the stock. The restricted stock units held by each director will be settled in shares of our common stock following the director’s departure from the board.
In furtherance of the goal to align the interests of our management with those of our stockholders, we have equity ownership guidelines for senior management and members of the board of directors. Each non-employee director should own equity equal in value to $500,000 within five years of appointment or election to the board. As of February 13, 2023, all of our non-employee directors with five or more years of service have attained the ownership levels under the guidelines.
Mr. Tarr received no additional compensation for serving on the board.

AUDIT COMMITTEE REPORT
The board of directors has the ultimate authority for effective corporate governance, including the role of oversight of the management of the Company. The Audit Committee’s purpose is to assist the board of directors in fulfilling its responsibilities to the Company and its stockholders by overseeing the accounting and financial reporting processes, the qualifications and selection of the independent registered public accounting firm engaged by the Company, and the performance of the Company’s Inspector General, internal auditors and independent registered public accounting firm. The Audit Committee members’ functions are not intended to duplicate or to certify the activities of management or the Company’s independent registered public accounting firm.
In its oversight role, the Audit Committee relies on the expertise, knowledge and assurances of management, the internal auditors, and the independent registered public accounting firm. Management has the primary responsibility for establishing and maintaining effective systems of internal and disclosure controls (including internal control over financial reporting), for preparing financial statements, and for the public reporting process. PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, is responsible for performing an independent audit of the Company’s consolidated financial statements, for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles in the United States, and for expressing its own opinion on the effectiveness of the Company’s internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002. In this context, the Audit Committee:
•reviewed and discussed with management and PricewaterhouseCoopers LLP the fair and complete presentation of the Company’s consolidated financial statements and related periodic reports filed with the SEC (including the audited consolidated financial statements for the year ended December 31, 2022, and PricewaterhouseCoopers LLP’s audit of the Company’s internal control over financial reporting);
•discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the Securities and Exchange Commission; and
•received the written disclosures and the letter from PricewaterhouseCoopers LLP required by PCAOB Rule 3526 (Communication with Audit Committees Concerning Independence) and discussed with PricewaterhouseCoopers LLP its independence from the Company and its management.
The Audit Committee also discussed with the Company’s internal auditors and PricewaterhouseCoopers LLP the overall scope and plans for their respective audits; reviewed and discussed with management, the internal auditors, and PricewaterhouseCoopers LLP the significant accounting policies applied by the Company in its financial statements, as well as alternative treatments and risk assessment; and met periodically in executive sessions with each of management, the internal auditors, and PricewaterhouseCoopers LLP.
The Audit Committee was kept apprised of the progress of management’s assessment of the Company’s internal control over financial reporting and provided oversight to management during the process.
Based on the reviews and discussions described above, the Audit Committee recommended to the board of directors, and the board of directors approved, that the audited consolidated financial statements for the year ended December 31, 2022, and management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2022, be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 for filing with the SEC. The Audit Committee has selected PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2023.

Audit Committee
John W. Chidsey (Chair)
Joan E. Herman
Christopher R. Reidy
Terrance Williams

COMPENSATION AND HUMAN CAPITAL COMMITTEE MATTERS
Scope of Authority
The Compensation and Human Capital Committee acts on behalf of our board of directors to establish the compensation of our executive officers, other than the chief executive officer, and provides oversight of the Company’s compensation philosophy for senior management. The Compensation and Human Capital Committee reviews and recommends to the board for final approval the compensation of the chief executive officer and the non-employee directors. The Compensation and Human Capital Committee also acts as the oversight committee and administrator with respect to our equity compensation, bonus and other compensation plans covering executive officers and other senior management. In overseeing those plans, the Compensation and Human Capital Committee may delegate authority for day-to-day administration and interpretation of the plans, including selection of participants, determination of award levels within plan parameters, and approval of award documents, to officers of the Company. However, the Compensation and Human Capital Committee may not delegate any authority under those plans for matters affecting the compensation and benefits of the executive officers. The Compensation and Human Capital Committee may also delegate other responsibilities to a subcommittee comprised of no fewer than two of its members, provided that it may not delegate any power or authority required by any applicable law or listing standard to be exercised by the committee as a whole. In addition to its compensation oversight authority, the Compensation and Human Capital Committee reviews our human capital strategy and management activities and oversees assessment and management of human capital-related risks, such as those involving recruitment, retention, inclusion and diversity, employee engagement, and employment litigation.
Compensation Committee Interlocks and Insider Participation
No member of our Compensation and Human Capital Committee is an officer or employee of the Company. None of our current executive officers serves or has served as a member of the board of directors or compensation committee of any other company that had one or more executive officers serving as a member of our board of directors or Compensation and Human Capital Committee.
Compensation and Human Capital Committee Report
The Compensation and Human Capital Committee reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, and, based upon such review and discussions, the Compensation and Human Capital Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.

Compensation and Human Capital Committee
Greg D. Carmichael (Chair)
Donald L. Correll
Patricia A. Maryland
Nancy Schlichting

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This section presents the key components of our executive compensation program. We explain why we compensate our executives in the manner we do and how these philosophies guide the individual compensation decisions for our named executive officers, or “NEOs.” Our 2022 compensation decisions were directed by our board of directors and its Compensation and Human Capital Committee, which we refer to as the “Committee” in this section only. Our NEOs for 2022, whose compensation arrangements are discussed in this proxy statement, are:

Name	Title
Mark J. Tarr	President and Chief Executive Officer
Douglas E. Coltharp	Executive Vice President and Chief Financial Officer
Patrick Darby	Executive Vice President, General Counsel and Secretary
Elissa J. Charbonneau	Chief Medical Officer
Andrew L. Price	Chief Accounting Officer
Barbara A. Jacobsmeyer[1]	Chief Executive Officer, Home Health and Hospice
Note: Ms. Jacobsmeyer ceased serving as an officer of Encompass Health upon the spin off of Enhabit Home Health & Hospice on July 1, 2022.

EXECUTIVE SUMMARY

Strategy and Business Overview
Encompass Health is a leading provider of inpatient rehabilitation healthcare services, offering facility-based patient care through our network of inpatient rehabilitation hospitals. As of December 31, 2022, our national footprint spans 36 states and Puerto Rico and includes 153 hospitals. We are committed to delivering high-quality, cost effective patient care. Until July 1, 2022, we managed our operations in two operating segments: (1) inpatient rehabilitation and (2) home health and hospice (“HHH”). On July 1, 2022, we separated the HHH business from Encompass Health into an independent public company through a spin-off distribution. In connection with the spin off, the HHH business rebranded and now operates under the name Enhabit Home Health & Hospice.
2022 Business Highlights and Recent Track Record
Our clinicians have consistently provided high quality, compassionate care to patients in need of our services. The dedication of our team members allowed us to make significant operational and strategic progress and to generate strong financial results in 2022:

Operational Achievements
✓	We completed the spin-off distribution of the HHH business unit (Enhabit).
✓	Our overall patient discharges and “same store” discharges increased by 6.8% and 3.1%, respectively.
✓	Inpatient net operating revenues increased 8.3% over 2021.
✓	Our hospital teams delivered high-quality outcomes in a cost-effective manner.
✓	We entered new markets and enhanced our geographic coverage in existing markets in 2022 by adding nine new hospitals. We also expanded existing hospitals by 87 beds.

Quality of Care and Outcomes for Our Patients
✓	We continued to outperform the industry averages in the inpatient rehabilitation quality of care measures of discharge to community and discharge to skilled nursing.
✓	131 of our hospitals hold one or more Joint Commission specialty accreditations in rehabilitation.
✓	We improved our ability to deliver quality care to more patients as a result of 427 net same-store RN hires in a challenging labor market.

Operating Performance and Executive Compensation
We utilize performance objectives in our compensation plans which we believe will, over time, lead to enhanced stockholder value. Over the past several years, we established a track record of delivering strong results from operations, and we are proud of our 2022 financial performance in light of the unprecedented challenges posed by the pandemic, the labor market, and the spin off.
Healthcare is a highly regulated industry. Successful healthcare providers are those who provide high-quality, cost-effective care and have the ability to adjust to changes in the regulatory and operating environments. We believe we have the necessary capabilities — scale, infrastructure, capital structure, and human resource talent — to adapt to changes and continue to succeed in a highly regulated industry, and we have a proven track record of doing so.
Overview of Executive Compensation Actions in 2022
For 2022, our board of directors (for actions related to our President and Chief Executive Officer) and the Committee (for all other NEOs) considered the total compensation packages, both in whole and by component, of our NEOs to determine appropriateness in light of our executive compensation philosophy, performance during the COVID-19 public health emergency, and 2022 anticipated challenges. We took the following actions:

2022 Executive Compensation Actions Summary
Compensation Component	Actions Related to Plans from Prior Years	Actions Related to 2022 Plans
Base Salary	Not applicable.	Kept base salaries flat for the CEO and all NEOs except: •Effective January 1, 2022, Dr. Charbonneau’s base salary increased from $375,000 to $415,000 to address market competitiveness
Senior Management Bonus Plan (“SMBP”)	Approved payout of 2021 SMBP awards at 153.4% of target performance.	Retained same SMBP structure
Long-Term Incentive Plan (“LTIP”)	Approved 2020 PSU award payouts based on performance compared to targets for 2020-21 performance; awards equaled a weighted average of 89.7% of target opportunity.	Retained LTIP structure from prior year
Response to 2022 Say-on-Pay Vote
The Committee believes the 95.3% affirmative vote on our 2022 “say-on-pay” vote indicates that our stockholders support our current executive compensation program’s alignment with our business strategy in the evolving healthcare industry. In 2022, we maintained our emphasis on performance-based compensation, and we made no material changes to our executive compensation program structure.
EXECUTIVE COMPENSATION PHILOSOPHY

Our Compensation Philosophy	•Provide a competitive rewards program for our senior management that aligns management’s interests with those of our long-term stockholders

•Correlate compensation with corporate, regional and business unit outcomes by recognizing performance with appropriate levels and forms of awards

•Establish financial and operational goals to sustain strong performance over time

•Place 100% of annual cash incentives and a majority of equity incentive awards at risk by directly linking those incentive payments and awards to the Company’s performance

•Provide limited executive benefits to members of senior management
We believe this philosophy will enable us to attract, motivate, and retain talented and engaged executives who will enhance long-term stockholder value.

Pay and Performance

Our executive compensation program is designed to provide a strong correlation between pay and performance. Pay refers to the value of an executive’s total direct compensation, or “TDC.”	Base Salary
+
Annual Cash Incentives
+
Long-Term Equity Incentives
Total Direct Compensation

NEO Target Total Direct Compensation
Named Executive Officer	Base Salary	Target Annual Cash Incentive (% of Base)	Target Long-Term Equity Incentive	Target Total Direct Compensation
Mark J. Tarr	$1,050,000	120%	$5,170,000	$7,480,000
Douglas E. Coltharp	700,000	85%	1,925,000	3,220,000
Patrick Darby	550,000	75%	907,500	1,870,000
Elissa J. Charbonneau	415,000	50%	456,500	1,079,000
Andrew L. Price	335,000	50%	368,500	871,000
Barbara A. Jacobsmeyer[1]	750,000	85%	1,875,000	3,262,500
[1] The base salary amount is annualized, but payments ceased effective July 1, 2022 with spin off. The amount of base salary paid through June 30 was $375,000. Her original annual cash or long-term incentive opportunities are set forth, but Encompass Health is not responsible for any amounts earned under those plans.

In 2022, all cash incentive target amounts and a substantial majority of NEO equity award values were dependent on performance measured against predetermined, board- or committee-approved objectives. The graphs below approximately reflect: (i) the portion of our NEOs’ 2022 target TDC that is performance-based and (ii) the time frame (i.e., annual vs. long-term) for our NEOs to realize the value of the various TDC components.

President & Chief Executive Officer (Tarr)
	72.1% Performance Based

Base Pay	Annual Cash Incentive	Options	PSU	RSA
14.0%	16.8%	13.8%	41.5%	13.8%

		69.1% Long-Term

Average for Coltharp, Darby and Jacobsmeyer
	64.8% Performance Based

Base Pay	Annual Cash Incentive	Options	PSU	RSA
23.9%	19.7%	11.3%	33.8%	11.3%

		56.4% Long-Term

Average for Charbonneau and Price
	44.6% Performance Based

Base Pay	Annual Cash Incentive	PSU	RSA
38.5%	19.2%	25.4%	16.9%

		42.3% Long-Term
Note: Numbers may not sum to 100% due to rounding.
Other Best Practices
To ensure the Company has strong corporate governance and risk mitigation, the board of directors also adopted the following best practices related to executive compensation:

✓	Annual and long-term incentive plans have capped, maximum award opportunities.	✓	Insider trading policy expressly prohibits hedging or pledging of our stock by executives and directors.
✓	Annual and long-term incentive plans are designed with multiple measures of performance.	✓	Supplemental executive benefits or perquisites are substantially limited to a nonqualified 401(k) plan and optional executive physical examinations.
✓	Annual incentive plan includes both financial and quality of care metrics in support of a sustainable business model.	✓	The Committee’s independent consultant, Pay Governance, is retained directly by the Committee and performs no other work for the Company.
✓	Compensation recoupment, or “claw-back,” policy applies to both cash and equity incentives and covers misconduct in some cases where a financial restatement has not occurred.	✓	Independent sessions are scheduled at every regular meeting of our board and the Committee (no members of management are present at these independent sessions).
✓	Equity ownership guidelines for senior executives require retention of 50% of net shares at the time of exercise/vest until ownership multiple is met.	✓	Change-of-control compensation arrangements include a “double trigger” requiring generally both a change in control and termination of employment to receive cash benefits and accelerated vesting of equity and do not provide tax gross-ups.

DETERMINATION OF COMPENSATION

Key Participants	Roles and Responsibilities
Compensation and Human Capital Committee	Oversees our compensation and employee, benefit and human capital objectives, plans, and policies. Reviews and approves (or recommends for approval of the independent directors of our board in the case of the Chief Executive Officer) the individual compensation of the executive officers. The Committee is comprised solely of four independent directors. Its responsibilities related to the compensation of our NEOs, include:
•review and approve the Company’s compensation programs and policies, including incentive compensation plans and equity-based plans;

•review and approve corporate goals and objectives relevant to the compensation of our NEOs, then (i) evaluate their performance and (ii) determine and approve their base compensation levels and incentive compensation based on this evaluation; and, in the case of our Chief Executive Officer, recommend such compensation to the board for approval.

The Committee receives support from the Chief Human Resources Officer and the human resources staff and also engages its own executive compensation consultant as described below.
Chief Executive Officer	Makes recommendations to the Committee regarding our executive compensation plans and, for all other NEOs, proposes adjustments to base salaries and awards under our annual incentive compensation and long-term equity-based plans, establishes individual objectives, and reviews with the Committee the performance of the other NEOs on their individual objectives.
The Chief Executive and Chief Human Resources Officers regularly attend meetings of the Committee.
Compensation Consultant
The Committee relies on Pay Governance for independent executive compensation advice and support. Pay Governance is retained by, and works directly for, the Committee and attends meetings of the Committee, as requested by the Committee chair. Pay Governance has no decision making authority regarding our executive compensation. Services provided include, among others:

•updates and advice to the Committee on the regulatory environment as it relates to executive compensation matters;
•advice on trends and best practices in executive compensation and executive compensation plan design;
•market data, analysis, evaluation, and advice in support of the Committee’s role; and
•commentary on our executive compensation disclosures.
Management has separately engaged Mercer (US) Inc. The scope of that engagement includes providing data and analysis on competitive executive and non-executive compensation practices. Mercer data on executive compensation practices was provided to the Committee, subject to review by, and input from, Pay Governance. Mercer also provides a diagnostic tool and support to our assessment of risk related to our compensation practices. Mercer does not directly advise the Committee in determining or recommending the amount or form of executive compensation.
Assessment of Competitive Compensation Practices
The Committee does not employ a strict formula in determining executive compensation. A number of factors are considered in determining executive base salaries, annual incentive opportunities, and long-term incentive awards, including:

✓	the executive’s responsibilities	✓	aspects of the role that are unique to the Company
✓	the executive’s experience	✓	internal equity within senior management
✓	the executive’s performance	✓	competitive market data
To assess our NEOs’ target TDC, the Committee reviews competitive data from two sources:
•compensation survey data noted below, and
•healthcare peer group data - Pay Governance, at the direction of the Committee, assembles data for a targeted group of healthcare industry peers.
The survey data provides a significant sample size, includes information for management positions below senior executives, and includes companies in healthcare and other industries from which we might recruit for executive positions.

Survey Sources
Mercer Benchmark Database	Aon Hewitt Executive
Mercer Integrated Health Networks	Willis Towers Watson Executive

For decisions made in February 2022, the Committee used the previously adopted formulaic approach for developing the healthcare peer group by filtering the Russell 3000 index by Global Industry Classification Standard sub-industry codes to include only healthcare services, healthcare facilities, and managed healthcare, with revenues between 33% and 300% of Encompass Health’s and predominately operating in the continental United States.

2022 Healthcare Peer Group
s	Acadia Healthcare	s	DaVita	s	Premier
s	Amedisys	s	Ensign Group	s	Quest Diagnostics
s	AMN Healthcare	s	LHC Group	s	Select Medical Holdings
s	Aveanna Healthcare Holdings	s	Magellan Health	s	Surgery Partners
s	Brookdale Senior Living	s	Mednax	s	Universal Health Systems
s	Chemed	s	ModivCare
s	Community Health Systems	s	Option Care Health
Note: Genesis and LabCorp were removed from the prior year’s group. Aveanna Healthcare Holdings, Community Health Systems, ModivCare and Option Care Health were added for 2022.
The Committee reviews competitive data on base salary levels, annual incentives, and long-term incentives for each executive and the NEO group as a whole. In preparation for 2022 compensation decisions, the Committee reviewed total direct compensation opportunities for our NEOs. Referencing the 50th percentile of both the Mercer survey data and the healthcare peer group data as well as the assessment factors discussed above, aggregate target TDC for the NEOs was within a competitive range. It is important to note the Committee, with input from its advisor, recognizes the benchmark data changes from year to year, so the comparison against those benchmarks places emphasis on sustained compensation trends to avoid short-term anomalies. In general, the Committee views compensation 15% above or below the 50th percentile to be within a competitive range given year to year variability in the data. Pay Governance also advised that it is appropriate to consider target TDC within the range of the 50th to 75th percentiles range as competitive given our revenue is at the 73rd percentile of the revenues within the peer group.
The Committee has considered the appropriate competitive target range to attract and retain the kind of executive talent necessary to successfully achieve our strategic objectives. The Committee’s objective is to establish target performance goals that will result in strong performance by the Company. Executives may achieve higher actual compensation for exceptional performance relative to these target performance goals and below-median levels of compensation for performance that is not as strong as expected.

ELEMENTS OF EXECUTIVE COMPENSATION

Elements of Annual Total Rewards at a Glance
Total Reward Component	Purpose	2022 Actions	2023 Actions
Base Salary	Provide our executives with a competitive level of regular income.	- Increased base salary for Dr. Charbonneau.	No changes.
Annual Incentives	Intended to drive Company performance while focusing on annual objectives.	No changes.	Modified Quality Scorecard to include first year RN turnover.
Long-Term Incentives	Intended to focus executive attention on longer-term strength of the business and align their interests with our stockholders.	No changes.	For SVPs and above, added Relative Total Shareholder Return (“rTSR”) modifier and implemented “Good Leaver” agreement language (described below).
Health and Welfare Benefits	Provide our executives with programs that promote health and financial security.	No changes.	No changes.
Other Benefits and Perquisites	Encourage supplemental tax deferral savings beyond 401(k) limitations and promote health awareness.	No changes.	No changes.
Change in Control and Severance	Provide business continuity during periods of transition.	No changes.	No changes.

The primary elements of our executive compensation program are:

Base Salary	+	Annual Cash Incentives	+	Long-Term Equity Incentives
Base Salary
We provide executives and other employees with base salaries to compensate them with regular income at competitive levels. Base salary considerations include the factors listed under “Assessment of Competitive Compensation Practices” above.
The base salaries of our NEOs are reviewed annually. As a result of the 2022 review, the salaries for the NEOs were determined to be appropriate and competitive and maintained at 2021 levels to manage fixed expenses with the exception of Dr. Charbonneau, who received a base salary increase (from $375,000 to $415,000) in January 2022 to recognize her performance as chief medical officer during the pandemic and to better align her TDC with the market.

Annual Base Salaries as of 12/31/2022
Mark J. Tarr	President and Chief Executive Officer	$1,050,000
Douglas E. Coltharp	Executive Vice President and Chief Financial Officer	700,000
Patrick Darby	Executive Vice President, General Counsel and Secretary	550,000
Elissa J. Charbonneau	Chief Medical Officer	415,000
Andrew L. Price	Chief Accounting Officer	335,000
Annual Incentives
The 2022 Senior Management Bonus Plan, or “SMBP,” was designed to incentivize and reward our NEOs and others for annual performance as measured against predetermined corporate and business segment quantitative objectives intended to improve the Company’s performance and promote stockholder value.

The Committee has established, in advance, categories of adjustments for unusual or nonrecurring unbudgeted items including acquisitions and divestitures, capital structure changes, litigation expenses and settlements, material legislative changes and public health emergencies.
As a result of Ms. Jacobsmeyer’s departure in the Enhabit spin off on July 1, 2022, she was ineligible for a 2022 SMBP payout.
Plan Objectives and Metrics
For 2022, the Committee retained the corporate quantitative objectives of Adjusted EBITDA1 and the Quality Scorecards.2 The Quality Scorecard approach provides the flexibility to adjust the non-financial metrics year over year as our business and the healthcare operating environment change. The HHH Quality Scorecard emphasized performance in the HHH segment for Mr. Tarr. Achievement of each of the IRF Quality Scorecard metrics is measured by the percentage of hospitals meeting or exceeding their goals. Hospital-specific goals are established for each metric based on prior performance and relative performance to other hospitals. Achievement of the HHH Quality Scorecard metrics is the average of publicly reported measures for all of our agencies.

2022 SMBP Quantitative Objectives
		Award Range
		Not Eligible	Threshold	Target	Maximum
Objective		0%	50%	100%	200%
EHC Adjusted EBITDA		< $986,473,000	$986,473,000	$1,066,457,000	≥ $1,146,441,000

IRF Quality Scorecard Sub-Objective	Sub-Weight	% of Hospitals Meeting or Beating Hospital-Specific Goal
Discharge to Community	30%	<60%	60%	70%	80%
Acute Transfer	15%	<60%	60%	70%	80%
Discharge to Skilled Nursing Facility	30%	<60%	60%	70%	80%
Patient Satisfaction	25%	<60%	60%	70%	80%

HHH Quality Scorecard Sub-Objective	Sub-Weight	Consolidated Star/Hospice Rating
Home Health Quality Stars	25%	<3.2	3.2	3.6	4.0
Home Health Patient Satisfaction Stars	25%	<3.0	3.0	3.5	4.0
Hospice HIS Measures	25%	<3.0	3.0	4.0	5.0
Hospice CAHPS	25%	<3.0	3.0	4.0	5.0
To reward exceptional performance, the NEOs have the opportunity to receive a maximum payout in the event actual results reach a predetermined level for each objective. Conversely, if attained results are less than threshold for a component of the corporate or regional quantitative objectives, then no payout for that component of the quantitative objectives occurs. It is important to note the following:
•performance measures can be achieved independently of each other; and
•as results increase above the threshold, a corresponding percentage of the target cash incentive will be awarded. In other words, levels listed are on a continuum, and straight-line interpolation is used to determine the payout multiple between two payout levels shown in the table above.
1 For purposes of the 2022 SMBP, Adjusted EBITDA on a consolidated basis is the same as the measure described in the 2022 Form 10-K, and the results for SMBP purposes may be adjusted further for certain unusual or nonrecurring unbudgeted items. The Committee has established in advance the following five categories of adjustments for these unusual or nonrecurring unbudgeted items: acquisitions and divestitures, capital structure changes, litigation expenses and settlements, material legislative changes, and public health emergencies. The Committee believes these pre-approved categories, along with the application of the same GAAP standards to the calculation of a metric during the life of the award, help the metric to more accurately reflect items within management’s control while also minimizing unintended incentives and disincentives associated with the accounting treatment for or impacts of unbudgeted, discretionary transactions. For 2022, the adjustment for unbudgeted items included: acquisition of home health and hospice assets and the spin off of Enhabit. We declined to make any adjustments for public health emergencies in 2022. Adjusted EBITDA is discussed in more detail, including reconciliations to corresponding GAAP financial measures, in Appendix A to this proxy statement.
2 The IRF Quality Scorecard is a compilation of quality metrics that track patient satisfaction and patient discharge status by hospital. Patient Satisfaction results are derived by NRC Health through their Customer Intelligence Platform, a standardized survey of hospital patients. Patient discharge statuses are tracked via internal systems. The HHH Quality Scorecard is a compilation of quality of care metrics that measure performance and patient experience of care by home health agency and home health hospice admission. Performance results are measured against publically reported Medicare star ratings, hospice item set (“HIS”) measures and satisfaction ratings from the Consumer Assessment of Healthcare Providers and Systems (“CAHPS”) hospice survey.

Base Salary	X	Annual Target Cash Incentive Opportunity	X	Sum of the products of (weighting %) X (performance as % of target) for each applicable metric	=	SMBP Payout

The structure of the 2022 SMBP emphasizes company performance. The Committee, and the board of directors in the case of our President and Chief Executive Officer, has the authority to recognize significant individual achievement or underperformance by modifying a final SMBP award up or down; however, no SMBP payout may exceed 200% of target.
Establishing the Target Cash Incentive Opportunity
Under the SMBP, the Committee first approves a target cash incentive opportunity for each NEO, based upon a percentage of his or her base salary, “Target Cash Incentive Opportunity as a % of Salary” in the table below. This target cash incentive opportunity is established as a result of the Committee’s “Assessment of Competitive Compensation Practices” described above. The Committee then assigns relative weightings (as a percentage of total cash incentive opportunity) to the objectives as noted below. The relative weightings of the quantitative objectives take into account the executive’s position and segment responsibilities.

2022 Senior Management Bonus Plan Weightings
Named Executive Officer	Target Cash Incentive Opportunity as a % of Salary	Consolidated Adjusted EBITDA	IRF Quality Scorecard	HHH Quality Scorecard
Mark J. Tarr	120%	70%	24%	6%
Douglas E. Coltharp	85%	70%	30%	*
Patrick Darby	75%	70%	30%	*
Elissa J. Charbonneau	50%	70%	30%	*
Andrew L. Price	50%	70%	30%	*

Assessing and Rewarding 2022 Achievement of Objectives
After the close of the year, the Committee assesses performance against the quantitative objectives to determine a weighted average result, or the percentage of each NEO’s target incentive that has been achieved, for each objective. Actual 2022 Plan results for the quantitative objectives were as follows:

2022 EBITDA Results
Objective	Target	Result	% of Target Metric Achievement
EHC Adjusted EBITDA	$1,066,457,000	$1,022,194,000	72.3%

2022 IRF Quality Scorecard Results
Objective	% of Target Metric Achievement	Weight	Weighted Metric Achievement
Discharge to Community	200.0%	30%	60.0%
Acute Transfer	108.0%	15%	16.2%
Discharge to Skilled Nursing Facility	178.0%	30%	53.4%
Patient Satisfaction	83.5%	25%	20.9%
Combined		100%	150.5%

2022 HHH Quality Scorecard Results
Objective	% of Target Metric Achievement	Weight	Weighted Metric Achievement
Home Health Quality Stars	125.0%	25%	31.3%
Home Health Patient Satisfaction Stars	140.0%	25%	35.0%
Hospice HIS Measures	200.0%	25%	50.0%
Hospice CAHPS	—%	25%	—%
Combined		100%	116.3%

2022 Senior Management Bonus Plan Awards - Calculated Actual
Named Executive Officer	EHC Adjusted EBITDA	IRF Quality Scorecard	HHH Quality Scorecard	Total Payout	Result as % of Target
Mark J. Tarr	$637,686	$455,112	$87,923	$1,180,721	93.7%
Douglas E. Coltharp	301,130	268,643	—	$569,773	95.8%
Patrick Darby	208,766	186,244	—	$395,010	95.8%
Elissa J. Charbonneau	105,016	93,686	—	$198,702	95.8%
Andrew L. Price	84,772	75,626	—	$160,398	95.8%

Long-Term Incentives

To further align the interests of management and stockholders, a significant portion of each NEO’s total direct compensation is in the form of long-term equity awards. We believe such awards promote strategic and operational decisions that align the long-term interests of management and the stockholders and help retain executives. In support of our performance-driven total compensation philosophy, earned equity values are driven by stock price and financial and operational performance.
The Committee has established, in advance, categories of adjustments for unusual or nonrecurring unbudgeted items including acquisitions and divestitures, capital structure changes, litigation expenses and settlements, material legislative changes, and public health emergencies.

For 2022, our equity incentive plan provided participants at all officer levels with the opportunity to earn performance-based restricted stock, or “PSUs,” time-based restricted stock, or “RSAs,” and, for the Chief Executive Officer and the Executive Vice Presidents, stock options. We believe these awards align all levels of management with stockholders and place a significant portion of TDC at risk. RSAs are included to enhance retention incentives. The Committee reviewed the 2022 value of the long-term incentive awards to the NEOs.
The following table summarizes the 2022 target equity award opportunity levels and forms of equity compensation for each of our NEOs as approved by the Committee and board. These amounts differ from the equity award values reported in the Summary Compensation Table on page 51 due to the utilization of a 20-day average stock price to determine the number of shares granted as opposed to the grant date values used for accounting and reporting purposes. Ms. Jacobsmeyer’s awards were cancelled and converted to awards, with an equivalent intrinsic value, denominated in Enhabit shares at the spin off on July 1, 2022.

2022 Equity Incentive Plan Structure
Named Executive Officer	Total Target Equity Award Opportunity	Options as % of the Award	PSUs as a % of the Award	RSAs as a % of the Award
Mark J. Tarr	$5,170,000	20%	60%	20%
Douglas E. Coltharp	1,925,000	20%	60%	20%
Patrick Darby	907,500	20%	60%	20%
Elissa J. Charbonneau	456,500	—%	60%	40%
Andrew L. Price	368,500	—%	60%	40%
Barbara A. Jacobsmeyer	1,875,000	20%	60%	20%
PSU Awards in 2022
The Committee determined that performance-based vesting conditions for the majority of restricted stock granted to NEOs are appropriate to further align executives with the interests of stockholders and promote specific performance objectives while facilitating executive stock ownership. Under our equity incentive plan, NEOs may be awarded PSUs, which entitle them to receive a predetermined range of restricted shares upon achievement of specified performance objectives. PSU awards do not provide for voting rights unless and until restricted shares are earned and issued after the measurement period. Dividends accrue when paid on unvested shares that are issued after completion of the applicable PSU measurement period, but the holders of such restricted shares will not receive the cash payments related to these accrued dividends until the restricted shares fully vest.

For the 2022 awards, the number of restricted shares earned will be determined at the end of a two-year performance period based on the level of achievement of Normalized Earnings Per Share3 (“EPS”) and Return on Invested Capital4 (“ROIC”). The weighting of these metrics are outlined above. The Committee chose these metrics because the Committee believes they are directly aligned with our stockholders’ interests. If restricted shares are earned at the end of the two-fiscal year performance period, the participant must remain employed until the end of the following year at which time the shares fully vest unless otherwise granted.
It is important to note:
•Management provides a report to the Committee that sets out the calculations of the actual results and engages an accounting firm to produce a report on the accuracy of the calculations;
•if results attained are less than the threshold, then no restricted shares are earned for that performance measure in that performance period; and
•as results increase above the threshold, a corresponding percentage of target equity value will be awarded. In other words, levels are on a continuum, and straight-line interpolation is used to determine the payout multiple between two payout levels.
Summary of 2021 PSU Award Results
The 2021 PSU awards completed their performance period on December 31, 2022. The EPS and ROIC objectives had the following achievement levels:

Objective	Target	Result	Target Metric Achievement	Weight	Weighted Metric Achievement
EPS	$7.21	$7.62	122.8%	60%	73.7%
ROIC	8.87%	9.33%	151.7%	40%	60.7%
Combined				100%	134.4%
Time-Based Restricted Stock Awards in 2022
The Committee believes the portion of the 2022 award value denominated in RSAs provides retention incentives to our executives and facilitate stock ownership, which further links executives to our stockholders. Under our equity incentive plan, NEOs may be granted RSAs which entitle them to receive a predetermined number of restricted shares upon completion of a specified service period. The recipients of RSA awards have voting rights and rights to receive dividends. Dividends accrue when paid on outstanding shares, but the holders of RSAs will not receive the cash payments related to these accrued dividends until the restricted shares fully vest.
3 For purposes of 2022 PSUs, normalized EPS is calculated on a weighted-average diluted shares outstanding basis by adjusting net income from continuing operations attributable to Encompass Health for the normalization of income tax expense, fair value adjustments to the value of marketable securities, and certain unusual or nonrecurring unbudgeted items. The Committee has established in advance the following five categories for these unusual or nonrecurring unbudgeted items for Committee consideration: acquisitions and divestitures, changes in capital structure, litigation expenses and settlements, material legislative changes, and public health emergencies. The Committee believes these pre-approved categories, along with the application of the same GAAP standards to the calculation of a metric during the life of the award, help the metric to more accurately reflect items within management’s control while also minimizing unintended incentives or disincentives associated with the accounting treatment for unbudgeted, discretionary transactions. For the 2021 EPS performance period ended December 31, 2022, those items included: acquisitions, syndications and joint venture transactions; the spin off of Enhabit; classification of a real estate lease as financing (vs. operating); impact from debt refinancing transactions; consent fees paid to our senior note holders in connection with the spin off of Enhabit; repayment of debt from proceeds raised by the pre-spin debt issuance at Enhabit; and sequestration suspension adjustments. We declined to make any adjustments for public health emergencies for the 2021/2022 performance period.

The diluted share count for LTIP purposes includes, as is the case in our 2022 Form 10-K, the shares associated with restricted stock awards, performance share units, restricted stock units, and dilutive stock options and is adjusted to remove the impact of stock repurchases, if any. The calculation of normalized earnings per share differs from that of basic and diluted earnings per share and adjusted earnings per share used in our earnings releases and publicly available financial guidance. We believe the calculation for compensation purposes for the associated performance period more accurately represents those matters within the control of management compared to that used in communications with the market.

4 For purposes of 2022 PSUs, ROIC is defined as net operating profit after taxes (“NOPAT”) divided by the average invested capital as of December 31, 2022, 2023, and 2024. Invested capital is calculated as total assets less deferred tax assets, assets from discontinued operations, current liabilities, long-term operating lease liabilities, noncontrolling interests and redeemable noncontrolling interests plus current portion of long-term debt. NOPAT is defined as income from continuing operations attributable to Encompass Health common shareholders, excluding interest expense, fair value adjustments to the value of marketable securities, and loss on early extinguishment of debt, as adjusted for a normalized income tax expense. Both the numerator and the denominator are adjusted based on applicable items from the five categories for these unusual or nonrecurring unbudgeted items described above. For the 2021 ROIC performance period ended December 31, 2022, those items included: the spin off of Enhabit (along with related transaction costs); acquisitions, syndications and joint venture transactions; classification of a real estate lease as financing (vs. operating); consent fees paid to our senior note holders in connection with the spin off of Enhabit; and sequestration suspension adjustments. We declined to make any adjustments for public health emergencies for the 2021/2022 performance period.

For the 2022 RSA award, one-third of the shares awarded vest on the first anniversary of the grant date of the award, one-third of the shares vest on the second anniversary of the grant date of the award, and the final third vest on the third anniversary of the grant date of the award, subject in each case to the recipient’s continued employment on the applicable vesting date.

Stock Option Awards in 2022
The Committee believes nonqualified stock options also are an appropriate means to align the interests of our most senior executives with our stockholders since they provide an incentive to grow stock price. Each stock option permits the holder, for a period of ten years, to purchase one share of our common stock at the exercise price, which is the closing market price on the date of issuance. Options generally vest ratably in equal annual increments over three years from the award date. In 2022, the number of options awarded equaled 20% of the total target equity award opportunity approved for the related officer divided by the individual option value determined using the Black-Scholes valuation model.
Equity Award Timing
Our practice is to have the independent members on our board of directors approve, based on recommendations of the Committee, equity awards at the February board meeting which allows time to review and consider our prior year’s performance. The number of shares of common stock underlying the PSU, RSA, and stock option awards is determined using the average closing price for our common stock over the 20-day trading period preceding the February board meeting at which the awards are approved. The averaging of prices mitigates the risk of unintended consequences of using a single closing price that may reflect an anomalous price swing on that day. The strike price for the stock option awards is set at the closing price on the second trading day after the filing of our Form 10-K, which is also the date of issuance. This timing for the pricing and issuance of stock options allows for the exercise price to reflect a broad dissemination of our financial results from the prior year.
Impact of Spin-Off Distribution on Outstanding Equity Awards
On July 1, 2022, as discussed elsewhere, we completed the spin off of Enhabit Home Health and Hospice (“Enhabit”). Employees remaining with Encompass Health received adjustments to their equity awards to preserve the intrinsic value of the awards at the time of the spin. We adjusted outstanding unvested RSAs and PSUs using the ratio of 1:1.2043404, based on the June 30 and July 1, 2022 closing prices of our common stock. Similarly, we adjusted the number and exercise prices of outstanding options using the same ratio reported above to establish an adjusted exercise price and determined the number of post-spin options using the new post-spin spread to maintain the aggregate intrinsic value of the original options. Employees, including Ms. Jacobsmeyer, going with Enhabit, received equity awards denominated in Enhabit stock to replace outstanding awards denominated in our stock. The replacement Enhabit awards used pre- and post-spin stock prices on the same days to preserve the intrinsic value of the awards at the time of the spin. All replacement awards retained their original vesting schedules. The Outstanding Equity Awards at December 31, 2022 table on page 57 reflects post-spin share and option counts and adjusted exercise prices for options.
Executive Compensation Program Changes for 2023
No changes have been made to NEO base salaries or target award opportunities for the annual cash or long-term equity incentive plans in 2023.
One-time grants of restricted stock awards were made to Messrs. Coltharp and Darby to promote retention given current unvested ownership levels. These awards, granted on February 23, 2023, were equal to their annual LTIP award values ($1,925,000 and $908,000, respectively), with three-year cliff vesting and excluding the good leaver clause discussed below.
Mr. Price received a one-time $50,250 increase to his 2023 LTIP award value to recognize his contributions to the Enhabit spin off and the services he continued to provide post-spin to Enhabit under the transition services agreement.

Added for 2023, PSU awards to senior vice presidents and above (including all NEOs) will have a relative total shareholder return modifier applied to both the Earnings Per Share and Return on Invested Capital performance metrics. For this modifier, our total shareholder return (“TSR”) will be ranked within a group of companies that are included in both the S&P Health Care Services Select Industry Index and the S&P 1500 Index. If our TSR is in the 75th percentile or above of the TSRs of the companies in that group, the number of shares earned from the achievement of the financial metrics will be multiplied by 1.25, not to exceed the existing 200% of target achievement cap. Conversely, if our TSR is in the 25th percentile or lower of the TSRs of the companies in that group, the number of shares earned from the achievement of the financial metrics will be multiplied by 0.75. If the Company’s TSR is at the 50th percentile, there is no change in the number of shares earned. Other TSRs falling between the 25th and 75th percentiles will result in an interpolated multiplier.
“Good Leaver” clause language was added to 2023 LTIP award agreements for senior vice presidents (including all NEOs) to aid in succession planning by incentivizing executives to provide the company with advance notice of retirement so we can have adequate time to review and fill the role. We see these clauses as a growing trend that is in the company’s and the shareholders’ best interest. Retirement eligible executives will continue to fully vest in awards made in 2023 or later, in accordance with the original vesting schedule, when a six month retirement notice is provided. Once notice is provided, no new awards may be made and this preferred treatment will not apply to awards made within three months of the notice.
Benefits
In 2022, our NEOs were eligible for the same benefits offered to other employees, including medical and dental coverage. NEOs are also eligible to participate in a qualified 401(k) plan, subject to the limits on contributions imposed by the Internal Revenue Service. In order to allow deferrals above the amounts provided by the IRS, executives and certain other officers are eligible to participate in a nonqualified deferred 401(k) plan that closely mirrors the current qualified 401(k) plan. Other than the nonqualified deferred 401(k) plan referenced here, we did not provide our executives with compensation in the form of a pension plan or a retirement plan.
Perquisite Practices
We do not have any perquisite plans or policies in place for our executive officers. In general, we do not believe such personal benefit plans are necessary for us to attract and retain executive talent. We do not provide tax payment reimbursements, gross ups, or any other tax payments to any of our executive officers. We do offer to pay for optional executive physical examinations (historically at a cost of less than $3,000 each) that we believe encourage proactive health management by our executives, which in turn benefits the business. We also offer reimbursement of relocation expenses when a senior officer is asked to move for business purposes. On occasion, there may be incidental perquisites arising from important business activities that have, in part, a direct or indirect personal benefit for the executives involved, such as entertainment associated with stockholder engagement or employee retreat functions. Additionally, from time to time, officers and directors may be allowed, if space permits, to have family members accompany them on business flights on our aircraft, at no material incremental cost to us.

OTHER COMPENSATION POLICIES & PRACTICES

Equity Ownership Guidelines for Management and Non-Employee Directors
To further align the interests of our management with those of our stockholders, we have adopted equity ownership guidelines for senior management and members of our board of directors.
Executive officers and outside directors have five years to reach their ownership level and upon each tax recognition or option exercise event, a covered officer must hold at least 50% of the after-tax value of the related equity award until ownership levels are achieved. Equity grants to our non-employee directors must be held until the director leaves the board. All of our NEOs and non-employee directors with five or more years of service have attained the ownership levels under the guidelines and all of our NEOs and non-employee directors with less than five years of tenure are on track to meet the guidelines. Outlined in the table below were the ownership guidelines for 2022:

Position	Required Value of Equity Owned
Chief Executive Officer	5 times annual base salary
Executive Vice President	3 times annual base salary
other executive officer	1.5 times annual base salary
outside director	$500,000
Compensation Recoupment Policy
Our board of directors has approved and adopted a senior management compensation recoupment policy. The policy provides that if the board has, in its sole discretion, determined that any fraud, illegal conduct, intentional misconduct, or gross neglect by any officer was a significant contributing factor to our having to restate all or a portion of our financial statements, the board may:
•require reimbursement of any incentive compensation paid to that officer,
•cause the cancellation of that officer’s restricted or deferred stock awards and outstanding stock options, and
•require reimbursement of any gains realized on the exercise of stock options attributable to incentive awards, if and to the extent (i) the amount of that compensation was calculated based upon the achievement of the financial results that were subsequently reduced due to that restatement and (ii) the amount of the compensation that would have been awarded to that officer had the financial results been properly reported would have been lower than the amount actually awarded.
Additionally, if an officer is found to have committed fraud or engaged in intentional misconduct in the performance of his or her duties, as determined by a final, non-appealable judgment of a court of competent jurisdiction, and the board determines the action caused substantial harm to Encompass Health, the board may, in its sole discretion, utilize the remedies described above.
Anti-Hedging Policy
The Company prohibits the following transactions for all employees and directors:
•short-term trading of our securities,
•short sales of our securities, and
•hedging or monetization transactions, such as zero-cost collars and forward sale contracts.
The Company also prohibits executive officers and directors from pledging our securities as collateral, including as part of a margin account.
Severance Arrangements
It is not our common practice to enter into individual employment agreements with our senior executives. To provide our senior executives with competitive levels of certainty as a retention tool, potential benefits are provided to our senior executives under our change of control and severance plans. The Committee determined the value of benefits were reasonable, appropriate, and competitive with our healthcare provider peer group. As a condition to receipt of any payment or benefits under either plan, participating employees must enter into a noncompetition, nonsolicitation, nondisclosure, nondisparagement and release agreement. The duration of the restrictive covenants would be equal to the benefit continuation periods described below for each plan. As a matter of policy, payments under either plan do not include “gross ups” for taxes payable on amounts paid. Definitions of “cause,” “retirement,” “change in control,” and “good reason” are provided on page 56.
Executive Severance Plan
The goal of the Executive Severance Plan is to help retain qualified, senior officers whose employment is subject to termination under circumstances beyond their control. Our NEOs are participants in the plan, which is an exhibit to our 2022 Form 10-K. Under the plan, if a participant’s employment is terminated by the participant for good reason or by Encompass Health other than for cause (as defined in the plan), then the participant is entitled to receive a cash severance payment, health benefits, and the other benefits described below. Voluntary retirement, death, and disability are not payment triggering events. The terms of the plan, including the payment triggering events, were determined by the Committee to be consistent with healthcare industry market data from the Committee’s and management’s consultants.
The cash severance payment for participants is the multiple (shown in the table below) of annual base salary in effect at the time of the event plus any accrued, but unused, paid time off, and accrued, but unpaid, salary. This amount is to be paid in a lump sum within 60 days following the participant’s termination date. In addition, except in the event of termination for cause or resignation for lack of good reason, the participants and their dependents continue to be covered by all life, healthcare, medical and dental insurance plans and programs, excluding disability, for a period of time set forth in the following table.

Position	Severance as Multiple of Annual Base Salary	Benefit Plan Continuation Period
Chief Executive Officer	3x	36 months
Executive Vice Presidents	2x	24 months
other executive officers	1x	12 months
Amounts paid under the plan are in lieu of, and not in addition to, any other severance or termination payments under any other plan or agreement with Encompass Health. As a condition to receipt of any payment under the plan, the participant must waive any entitlement to any other severance or termination payment by us, including any severance or termination payment set forth in any employment arrangement with us.
Upon termination of a participant without cause, or his or her resignation for good reason, a prorated portion of any equity award subject to time-based vesting only that is unvested as of the effective date of the termination or resignation will automatically vest. If any restricted stock awards are performance-based, the Committee will determine the extent to which the performance goals for such restricted stock have been met and what awards have been earned.
Change in Control Benefits Plan
The goal of the Change in Control Benefits Plan is to help retain certain qualified senior officers, maintain a stable work environment, and encourage officers to act in the best interest of stockholders if presented with decisions regarding change in control transactions. Our NEOs and other officers are participants in the plan, which is an exhibit to our 2022 Form 10-K. The terms of the plan, including the definition of a change in control event, were reviewed and determined to be consistent with healthcare industry market data from the Committee’s and management’s consultants. The plan includes a “double trigger” for the vesting of equity in the event of a change in control for all future awards to executives. The plan is reviewed annually for market competitiveness but no material benefit changes have been made since 2014.
Under the Change in Control Benefits Plan, participants are divided into tiers as designated by the Committee. Our current President and Chief Executive Officer and our Executive Vice Presidents are Tier 1 participants; Senior Vice Presidents are Tier 2 participants. Effective January 1, 2021, persons newly appointed as Executive Vice Presidents will participate at the Tier 2 level.
If a participant’s employment is terminated within 24 months following a change in control or during a potential change in control, either by the participant for good reason (as defined in the plan) or by Encompass Health without cause, then the participant shall receive a lump sum severance payment. Voluntary retirement is not a payment triggering event. For Tier 1 and 2 participants, the lump sum severance is 2.99 times and 2.0 times, respectively, the sum of the highest base salary in the prior three years and the average of actual annual incentives for the prior three years for the participant, plus a prorated annual incentive award for any incomplete performance period. In addition, except in the event of termination for cause or resignation for lack of good reason, the participant and the participant’s dependents continue to be covered by all life, healthcare, medical and dental insurance plans and programs, excluding disability, for a period of 36 months for Tier 1 participants and 24 months for Tier 2 participants.
    If a change in control occurs as defined in the plan, outstanding equity awards vest as follows:

Stock Options	Restricted Stock
Outstanding options will only vest if the participant is terminated for good reason or without cause within 24 months of a change in control or if not assumed or substituted and, for Tier 1 and 2 participants, all options will remain exercisable for three and two years, respectively.	Restricted stock will only vest if the participant is terminated for good reason or without cause within 24 months of a change in control or if not assumed or substituted.
Note: For performance-based restricted stock, the Committee will determine the extent to which the performance goals have been met and vesting of the resulting restricted stock will only accelerate as provided above.

The Committee has the authority to cancel an award in exchange for a cash payment in an amount equal to the excess of the fair market value of the same number of shares of the common stock subject to the award immediately prior to the change in control over the aggregate exercise or base price (if any) of the award.

Tax Implications of Executive Compensation
Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”), generally limits to $1 million per year income tax deductions available to publicly held corporations for compensation paid in years beginning after December 31, 2017 to the corporation’s CEO, CFO, certain other NEOs, and certain former NEOs (each a “Covered Executive”). As a result, most compensation in excess of $1 million paid to our Covered Executives is not deductible.
The Compensation Committee has considered the effect of Section 162(m) on the Company’s executive compensation program. The Compensation Committee exercises discretion in setting base salaries, structuring incentive compensation awards and in determining payments in relation to levels of achievement of performance goals. The Compensation Committee believes that the total compensation program for Covered Executives should be managed in accordance with the objectives outlined in the Company’s compensation philosophy and in the best overall interests of the Company’s stockholders. Accordingly, compensation paid by the Company may not be deductible because such compensation exceeds the limitations for deductibility under Section 162(m).

Summary Compensation Table
The table below shows the compensation of our named executive officers for services in all capacities in 2022, 2021, and 2020. For a discussion of the various elements of compensation and the related compensation decisions and policies, including the amount of salary and bonus in proportion to total compensation and the material terms of awards reported below, see “Compensation Discussion and Analysis” beginning on page 34. Except as discussed under “Severance Arrangements” and “Employment Agreements and Arrangements” on pages 48-50 and 52, respectively, the Company had no employment agreements or compensation arrangements in effect with its named executive officers in 2022, and there are no additional material terms, if any, of each NEO’s employment arrangement.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Mark J. Tarr	2022	1,050,000	—	4,357,861	1,055,281	1,180,721	92,106	7,735,969
President and Chief Executive Officer	2021	1,050,000	—	4,188,878	1,026,087	1,920,240	66,923	8,252,128
	2020	953,077	—	3,893,034	857,191	1,134,000	87,825	6,925,127
Douglas E. Coltharp	2022	700,000	—	1,622,714	392,936	569,773	48,375	3,333,798
Executive Vice President and Chief Financial Officer	2021	700,000	—	1,559,712	382,059	912,492	37,492	3,591,755
	2020	635,385	—	1,449,671	319,170	535,500	47,411	2,987,137
Patrick Darby	2022	550,000	—	764,986	185,248	395,010	10,250	1,905,494
Executive Vice President, General Counsel and Secretary	2021	550,000	—	735,343	180,108	632,610	887	2,098,948
	2020	524,615	—	683,514	150,473	371,250	1,828	1,731,680
Elissa J. Charbonneau	2022	415,000	—	481,065	—	198,702	16,763	1,111,530
Chief Medical Officer	2021	375,000	—	417,846	—	287,550	13,910	1,094,306
	—	—	—	—	—	—	—	—
Andrew L. Price	2022	335,000	—	388,323	—	160,398	20,755	904,476
Chief Accounting Officer	—	—	—	—	—	—	—	—
	—	—	—	—	—	—	—	—
Barbara A. Jacobsmeyer(5)	2022	375,000	—	1,580,565	382,718	—	37,642	2,375,925
Chief Executive Officer, Home Health and Hospice	2021	703,846	—	1,303,548	319,295	871,386	143,320	3,341,395
	2020	620,000	—	1,211,485	266,742	497,250	26,963	2,622,440
(1)The stock awards for each year consist of performance-based restricted stock, or “PSUs,” and time-based restricted stock, or “RSAs,” as part of the long-term incentive plan for the given year. The amounts shown in this column are the grant date fair values computed in accordance with Accounting Standards Codification Topic 718, Compensation - Stock Compensation (“ASC 718”), assuming the most probable outcome of the performance conditions as of the grant dates (i.e., target performance). All of the values in this column are consistent with the estimate of aggregate compensation expense to be recognized over the applicable vesting period, excluding any adjustment for forfeitures. The assumptions used in the valuations are discussed in Note 14, Share-Based Payments, to the consolidated financial statements in our 2022 Form 10-K.
The values of the PSU awards at the varying performance levels for our current NEOs are set forth in the table below.

Name	Year	Threshold Performance Value ($)	Target Performance Value ($)	Maximum Performance Value ($)
Mark J. Tarr	2022	1,634,207	3,268,413	6,536,826
	2021	1,570,830	3,141,659	6,283,318
	2020	1,459,867	2,919,734	5,839,468
Douglas E. Coltharp	2022	608,518	1,217,036	2,434,072
	2021	584,902	1,169,804	2,339,608
	2020	543,617	1,087,233	2,174,466
Patrick Darby	2022	286,870	573,740	1,147,480
	2021	275,754	551,508	1,103,016
	2020	256,308	512,615	1,025,230
Elissa J. Charbonneau	2022	144,306	288,612	577,224
	2021	125,354	250,708	501,416
Andrew L. Price	2022	116,497	232,994	465,988
Barbara A. Jacobsmeyer	2022	592,704	1,185,407	2,370,814
	2021	488,810	977,620	1,955,240
	2020	454,287	908,573	1,817,146

(2)The values of option awards listed in this column are the grant date fair values computed in accordance with ASC 718 as of the grant date. All of the values in this column are consistent with the estimate of aggregate compensation expense to be recognized over the three-year vesting period, excluding any adjustment for forfeitures. The assumptions used in the valuations are discussed in Note 14, Share-Based Payments, to the consolidated financial statements in our 2022 Form 10-K.

(3)The amounts shown in this column are bonuses earned under our senior management bonus plan in the corresponding year but paid in the first quarter of the following year.
(4)The items reported in this column for 2022 are described as set forth below. The amounts reflected in the “Dividend Rights” column are the aggregate values of dividends associated with outstanding restricted stock awards to the extent that the per share dividend rate increased beyond the rate in existence on the grant date of the awards. That is, the grant date fair values for awards granted prior to the increases in the dividend rate in October 2019 and 2020 may not have factored in those incremental dividend rights, so the aggregate amount of dividend rights equal to those incremental increases is included in this column. Both RSA and PSU awards accrue rights to cash dividends that are only paid if the awards vest. The dividend rights paid on or accruing to our equity awards are equivalent in value to the rights of common stockholders generally and are not preferential. The amounts included in the “Other” column below for Mr. Tarr and Mr. Price are $2,999 for executive physical examinations, and Ms. Jacobsmeyer for direct payments and the employer’s payroll tax responsibility associated with relocation expenses in connection with her transition to leadership of the home health and hospice business in Dallas, Texas.

Name	Qualified 401(k) Match ($)	Nonqualified 401(k) Match ($)	Other ($)
Mark J. Tarr	—	89,107	2,999
Douglas E. Coltharp	8,096	40,279	—
Patrick Darby	10,250	—	—
Elissa J. Charbonneau	10,250	6,513	—
Andrew L. Price	8,878	8,878	2,999
Barbara A. Jacobsmeyer	7,942	21,661	8,039
For SEC purposes, the cost of personal use of the Company aircraft, if any, is calculated based on the incremental cost to us. To determine the incremental cost, we calculate the variable costs based on usage which include fuel costs on a per hour basis, plus any direct trip expenses such as on-board catering, landing/ramp fees, crew hotel and meal expenses, and other miscellaneous variable costs. Since Company-owned aircraft are only used when there is a primary business purpose, the calculation method excludes the costs which do not change based on incremental non-business usage, such as pilots’ salaries, aircraft leasing expenses and the cost of maintenance not related specifically to trips.
Occasionally, our executives are accompanied by guests on the corporate aircraft for personal reasons when there is available space on a flight being made for business reasons. There is no incremental cost associated with that use of the aircraft when the guests do not comprise 50% or more of the passengers, except for a pro rata portion of catering expenses and our portion of employment taxes attributable to the income imputed to that executive for tax purposes.
(5)Ms. Jacobsmeyer ceased serving as an officer of the company upon the spin off of Enhabit Home Health & Hospice on July 1, 2022, and all of her unvested stock and option awards shown here were cancelled at that time in return for equity awards in the newly public Enhabit, Inc.

Employment Agreements or Arrangements
Other than the compensation plans and programs described under “Compensation Discussion and Analysis,” the Company had only one agreement or arrangement in effect with its executives in 2022. On June 21, 2021, Ms. Jacobsmeyer accepted the position of Chief Executive Officer, Home Health and Hospice. In connection with transition to that role, we entered into a letter agreement governing her compensation. Following the spin off of Enhabit Home Health and Hospice, the Company does not have any other agreement or arrangement in effect with any of its executives.

Grants of Plan-Based Awards During 2022

									All Other Stock Awards: Number of Shares of Stock or Unit(6) (#)	All Other Option Awards: Number of Securities Underlying Options(7) (#)	Exercise or Base Price of Option Awards ($/SH)	Grant Date Fair Value of Stock and Option Awards ($)
		Date of Board Approval of Grant	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)
Name	Grant Date		Threshold(3) ($)	Target(4) ($)	Maximum(5) ($)	Threshold (#)	Target (#)	Maximum (#)
Mark J. Tarr
Annual Incentive			630,000	1,260,000	2,520,000	—	—	—	—	—	—	—
PSU	2/25/2022	2/25/2022	—	—	—	24,388	48,775	97,550	—	—	—	3,268,413
Stock options	3/1/2022	2/25/2022	—	—	—	—	—	—	—	61,039	66.39	1,055,281
RSA	2/25/2022	2/25/2022	—	—	—	—	—	—	16,258	—	—	1,089,449
Douglas E. Coltharp
Annual Incentive			297,500	595,000	1,190,000	—	—	—	—	—	—	—
PSU	2/25/2022	2/25/2022	—	—	—	9,082	18,162	36,324	—	—	—	1,217,036
Stock options	3/1/2022	2/25/2022	—	—	—	—	—	—	—	22,728	66.39	392,936
RSA	2/25/2022	2/25/2022	—	—	—	—	—	—	6,054	—	—	405,679
Barbara A. Jacobsmeyer(8)
Annual Incentive			318,750	637,500	1,275,000	—	—	—	—	—	—	—
PSU	2/25/2022	2/25/2022	—	—	—	8,845	17,690	35,380	—	—	—	1,185,407
Stock Options	3/1/2022	2/25/2022	—	—	—	—	—	—	—	22,137	66.39	382,718
RSA	2/25/2022	2/25/2022	—	—	—	—	—	—	5,897	—	—	395,158
Patrick Darby
Annual Incentive			206,250	412,500	825,000	—	—	—	—	—	—	—
PSU	2/25/2022	2/25/2022	—	—	—	4,282	8,562	17,124	—	—	—	573,740
Stock options	3/1/2022	2/25/2022	—	—	—	—	—	—	—	10,715	66.39	185,248
RSA	2/25/2022	2/25/2022	—	—	—	—	—	—	2,854	—	—	191,247
Elissa J. Charbonneau
Annual Incentive			103,750	207,500	415,000	—	—	—	—	—	—	—
PSU	2/25/2022	2/25/2022	—	—	—	2,154	4,307	8,614	—	—	—	288,612
RSA	2/25/2022	2/25/2022	—	—	—	—	—	—	2,872	—	—	192,453
Andrew L. Price
Annual Incentive			83,750	167,500	335,000	—	—	—	—	—	—	—
PSU	2/25/2022	2/25/2022	—	—	—	1,739	3,477	6,954	—	—	—	232,994
RSA	2/25/2022	2/25/2022	—	—	—	—	—	—	2,318	—	—	155,329

Footnotes found on next page.

(1)The possible payments described in these three columns are cash amounts provided for by our 2022 Senior Management Bonus Plan as discussed under “Annual Incentives” beginning on page 40. Final payments under the 2022 program were calculated and paid in the first quarter of 2023 and are reflected in the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation.”
(2)Awards which are designated as “PSU” are performance share units. As described in “PSU Awards in 2022” beginning on page 44, these awards vest and shares are earned based upon the level of attainment of performance objectives for the two-year period from January 1, 2022 ending December 31, 2023 and a one-year time-vesting requirement ending December 31, 2024. Each of the threshold, target and maximum share numbers reported in these three columns assume the performance objectives are each achieved at that respective level. Upon a change in control, the Compensation and Human Capital Committee will determine the extent to which the performance goals for PSUs have been met and what awards have been earned or if the goals should be modified on account of the change in control. The PSUs, and resulting restricted stock, accrue ordinary dividends during the service period, to the extent paid on our common stock, but the holders will not receive the cash payments related to these accrued dividends until the restricted stock resulting from performance attainment vests. The Compensation and Human Capital Committee will determine whether the restricted stock will be entitled to any extraordinary dividends, if any are declared and paid.
(3)The threshold amounts in this column assume: (i) the Company reached only threshold achievement on each of the quantitative objectives and (ii) the Compensation and Human Capital Committee, or board in the case of the CEO, exercised no discretion based on performance, resulting in payment of the minimum quantitative portion of the bonus. Then, following the procedures discussed under “Assessing and Rewarding 2022 Achievement of Objectives” beginning on page 43, we would multiply this amount by 50% (the threshold payout multiple) to arrive at the amount payable for threshold achievement of the quantitative objectives.
(4)The target payment amounts in this column assume: (i) the Company achieved exactly 100% of each of the quantitative objectives and (ii) the Compensation and Human Capital Committee, or board in the case of the CEO, exercised no discretion based on performance. The target amount payable for each NEO is his or her base salary multiplied by the target cash incentive opportunity percentage set out in the table under “Establishing the Target Cash Incentive Opportunity” on page 42.
(5)The maximum payment amounts in this column assume the Company achieved at or above the maximum achievement level of each of the quantitative objectives, at which level no discretion can be applied to increase the payment. Thus, following the procedures discussed under “Assessing and Rewarding 2022 Achievement of Objectives” beginning on page 43, we would multiply the target amount by 200% (the maximum payout multiple) to arrive at the amount payable for maximum achievement.
(6)Awards which are designated as “RSA” are time-vesting restricted stock awards. The number of shares of restricted stock set forth will vest in three equal annual installments beginning on the first anniversary of the grant, provided that the officer is still employed. A change in control of the Company will also cause these awards to immediately vest. This restricted stock accrues ordinary dividends to the extent paid on our common stock, but the holders will not receive the cash payments related to these accrued dividends until the restricted stock vests. The Compensation and Human Capital Committee will determine whether the restricted stock will be entitled to any extraordinary dividends, if any are declared and paid.
(7)All stock option grants will vest, subject to the officer’s continued employment, in three equal annual installments beginning on the first anniversary of grant. A change in control of the Company will also cause options to immediately vest.
(8)For Ms. Jacobsmeyer, equity award values represent the fair market value at grant; however, all of her equity awards have been cancelled and converted to Enhabit, Inc. equity awards at the time of its spin off pursuant to the terms of the employee matters agreement by and between the Company and Enhabit, Inc. We will not make any future payouts for any of her outstanding equity awards or the 2022 non-equity incentive plan.

Potential Payments upon Termination of Employment
The following table describes the potential payments and benefits under the Company’s compensation and benefit plans and arrangements to which the named executive officers currently employed with us would be entitled upon termination of employment by us without “cause” or by the executive for “good reason” or “retirement,” as those terms are defined below. There are no payments or benefits due in the event of a termination of employment by us for cause. As previously discussed, our Change in Control Benefits Plan does not provide cash benefits unless there is an associated termination of employment. Due to the numerous factors involved in estimating these amounts, the actual value of benefits and amounts to be paid can only be determined upon termination of employment. In the event an NEO breaches or violates the restrictive covenants contained in the awards under our 2008 Equity Incentive Plan, 2016 Omnibus Performance Incentive Plan, Executive Severance Plan, or the Changes in Control Benefits Plan certain of the amounts described below may be subject to forfeiture and/or repayment.
For additional discussion of the material terms and conditions, including payment triggers, see “Severance Arrangements” beginning on page 48. An executive cannot receive termination benefits under more than one of the plans or arrangements identified below. Retirement benefits are governed by the terms of the awards under our 2008 Equity Incentive and 2016 Omnibus Performance Incentive Plans. The following table assumes the listed triggering events occurred on December 31, 2022.

Name/Triggering Event	Lump Sum Payments ($)(1)	Continuation of Insurance Benefits ($)	Accelerated Vesting of Equity Awards ($)(2)	Total Termination Benefits ($)
Mark J. Tarr
Executive Severance Plan
Without Cause/For Good Reason	3,150,000	53,487	6,518,502	9,721,989
Disability or Death	—	—	10,881,938	10,881,938
Change in Control Benefits Plan	8,985,602	53,487	11,130,401	20,169,490
Douglas E. Coltharp
Executive Severance Plan
Without Cause/For Good Reason	1,400,000	29,617	2,361,683	3,791,300
Disability or Death	—	—	3,982,683	3,982,683
Change in Control Benefits Plan	4,904,850	44,426	4,075,197	9,024,473
Patrick Darby
Executive Severance Plan
Without Cause/For Good Reason	1,100,000	28,940	1,113,522	2,242,462
Disability or Death	—	—	1,877,761	1,877,761
Change in Control Benefits Plan	3,593,891	43,410	1,921,370	5,558,671
Elissa J. Charbonneau
Executive Severance Plan
Without Cause/For Good Reason	415,000	147	591,255	1,006,402
Disability or Death	—	—	1,060,730	1,060,730
Change in Control Benefits Plan	1,495,877	294	1,060,730	2,556,901
Andrew L. Price
Executive Severance Plan
Without Cause/For Good Reason	335,000	14,749	514,449	864,198
Disability or Death	—	—	903,191	903,191
Change in Control Benefits Plan	1,239,049	29,499	903,191	2,171,739
(1)The Company automatically reduces payments under the Change in Control Benefits Plan to the extent necessary to prevent such payments being subject to “golden parachute” excise tax under Section 280G and Section 4999 of the Internal Revenue Code, but only to the extent the after-tax benefit of the reduced payments exceeds the after-tax benefit if such reduction were not made (“best payment method”). The lump sum payments shown may be subject to reduction under this best payment method.
(2)The amounts reported in this column reflect outstanding equity awards, the grant date values of which along with accrued dividends and dividend equivalents have been reported as compensation in 2022 or prior years. The value of the accelerated vesting of equity awards listed in this column has been determined based on the $59.81 closing price of our common stock on the last trading day of 2022. The Committee may, in its discretion, provide that upon a change in control: (x) equity awards be canceled in exchange for a payment in an amount equal to the fair market value of our stock immediately prior to the change in control over the exercise or base price (if any) per share of the award, and (y) each award be canceled without payment therefore if the fair market value of our stock is less than the exercise or purchase price (if any) of the award.
Ms. Jacobsmeyer’s service with us terminated on July 1, 2022 in connection with the Enhabit spin off. Her equity awards were cancelled and converted to awards, with an equivalent intrinsic value, denominated in Enhabit shares at the spin off. She did not receive any other payments or benefits from Encompass Health in connection with the spin off.
At that time, the amounts shown in the preceding table do not include payments and benefits to the extent they are provided on a nondiscriminatory basis to salaried employees generally upon termination of employment. The “Lump Sum

Payments” column in the above table includes the estimated payments provided for under the plans described under “Severance Arrangements” beginning on page 48. Additionally, the Executive Severance Plan and the Change in Control Benefits Plan provide that as a condition to receipt of any payment or benefits all participants must enter into a nonsolicitation, noncompete, nondisclosure, nondisparagement and release agreement.
As of December 31, 2022, Messrs. Tarr and Coltharp are the only named executive officers eligible for retirement as defined below. The table below provides the potential equity value accelerated upon retirement for Messrs. Tarr and Coltharp and each other NEO had he or she been retirement eligible on December 31, 2022.

Named Executive Officer	Accelerated Vesting of Equity Awards Due to Retirement (Assuming Retirement Eligible)($)
Mark J. Tarr	6,518,502
Douglas E. Coltharp	2,361,683
Patrick Darby	1,113,522
Elissa J. Charbonneau	591,255
Andrew L. Price	514,449
Definitions
“Cause” means, in general terms:
(i)evidence of fraud or similar offenses affecting the Company;
(ii)indictment for, conviction of, or plea of guilty or no contest to, any felony;
(iii)suspension or debarment from participation in any federal or state health care program;
(iv)an admission of liability, or finding, of a violation of any securities laws, excluding any that are noncriminal;
(v)a formal indication that the person is a target or the subject of any investigation or proceeding for a violation of any securities laws in connection with his employment by the Company, excluding any that are noncriminal; and
(vi)breach of any material provision of any employment agreement or other duties.
“Change in Control” means, in general terms:
(i)the acquisition of 30% or more of either the then-outstanding shares of common stock or the combined voting power of the Company’s then-outstanding voting securities; or
(ii)the individuals who currently constitute the board of directors, or the “Incumbent Board,” cease for any reason to constitute at least a majority of the board (any person becoming a director in the future whose election, or nomination for election, was approved by a vote of at least a majority of the directors then constituting the Incumbent Board shall be considered as though such person were a member of the Incumbent Board); or
(iii)a consummation of a reorganization, merger, consolidation or share exchange, where persons who were the stockholders of the Company immediately prior to such reorganization, merger, consolidation or share exchange do not own at least 50% of the combined voting power; or
(iv)a liquidation or dissolution of the Company or the sale of all or substantially all of its assets.
“Good Reason” means, in general terms:
(i)an assignment of a position that is of a lesser rank and that results in a material adverse change in reporting position, duties or responsibilities or title or elected or appointed offices as in effect immediately prior to the change, or in the case of a Change in Control ceasing to be an executive officer of a company with registered securities;
(ii)a material reduction in compensation from that in effect immediately prior to the Change in Control; or
(iii)any change in benefit level under a benefit plan if such change in status occurs during the period beginning 6 months prior to a Change in Control and ending 24 months after it; or
(iv)any change of more than 50 miles in the location of the principal place of employment.
“Retirement” means the voluntary termination of employment after attaining (a) age 65 or (b) in the event that person has been employed for 10 or more years on the date of termination, age 60.

Outstanding Equity Awards at December 31, 2022(1)

Option Awards(2)				Stock Awards
Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date(3)	Number of Shares or Units of Stock That Have Not Vested (#)(4)	Market Value of Shares or Units of Stock That Have Not Vested ($)(5)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(6)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(7)
Exercisable	Unexercisable
Mark J. Tarr
25,330	—	26.55	2/24/2024	38,214	2,285,579	61,503	3,678,494
19,460	—	35.83	3/3/2025	4,734	283,141	117,486	7,026,838
25,516	—	29.06	2/26/2026	10,172	608,387	—	—
56,306	—	35.06	2/24/2027	19,582	1,171,199	—	—
62,078	—	44.67	3/1/2028	—	—	—	—
69,335	—	52.96	3/1/2029	—	—	—	—
44,447	22,223	63.56	3/2/2030	—	—	—	—
21,442	42,880	66.76	3/2/2031	—	—	—	—
—	73,510	55.13	3/1/2032
Douglas E. Coltharp
17,895	—	20.07	2/21/2023	14,232	851,216	22,902	1,369,769
16,623	—	26.55	2/24/2024	1,762	105,385	43,748	2,616,568
12,260	—	35.83	3/3/2025	3,788	226,560	—	—
16,075	—	29.06	2/26/2026	7,293	436,194	—	—
55,194	—	32.94	10/28/2026	—	—	—	—
29,196	—	35.06	2/24/2027	—	—	—	—
24,831	—	44.67	3/1/2028	—	—	—	—
21,101	—	52.96	3/1/2029	—	—	—	—
16,550	8,275	63.56	3/2/2030	—	—	—	—
7,983	15,966	66.76	3/2/2031
—	27,371	55.13	3/1/2032
Barbara A. Jacobsmeyer
—	—	—	—	—	—	—	—
Patrick Darby
14,543	—	29.06	2/26/2026	6,711	401,385	10,799	645,888
14,858	—	35.06	2/24/2027	831	49,702	20,624	1,233,521
12,636	—	44.67	3/1/2028	1,786	106,821	—	—
12,435		52.96	3/1/2029	3,439	205,687	—	—
7,802	3,900	63.56	3/2/2030	—	—	—	—
3,763	7,526	66.76	3/2/2031	—	—	—	—
—	12,902	55.13	3/1/2032
Elissa J. Charbonneau
—	—	—		3,053	182,600	4,909	293,607
—	—	—		756	45,216	10,378	620,708
—	—	—		1,624	97,131	—	—
—	—	—		3,460	206,943	—	—
Andrew L. Price
—	—	—		2,728	163,162	4,388	262,446
—	—	—		675	40,372	8,378	501,088
—	—	—		1,452	86,844	—	—
—	—	—		2,792	166,990	—	—
(1)All share amounts and exercise prices have been adjusted to reflect the spin off of our home health and hospice business, Enhabit, Inc., on July 1, 2022. All of Ms. Jacobsmeyer’s outstanding equity awards were cancelled and converted into awards denominated in shares of Enhabit at that time.
(2)All options shown above vest in three equal annual installments beginning on the first anniversary of the grant date, except for those options granted to Mr. Coltharp on October 28, 2016 as a special retention grant. The special grant vested in its entirety on the third anniversary of the grant date.
(3)The expiration date of each option occurs 10 years after the grant date of each option.
(4)The first amount shown in this column is restricted stock awards resulting from the attainment of the related PSU awards’ performance objectives during the 2020-2021 performance period, and the second, third, and fourth amounts represent the annual grants of time-based restricted stock in

February 2020, 2021, and 2022, respectively, each of which vest in three equal annual installments beginning on the first anniversary of the grant date.
(5)The market value reported was calculated by multiplying the closing price of our common stock on the last trading day of 2022, $59.81, by the number of shares set forth in the preceding column.
(6)The PSU awards shown in this column are contingent upon the level of attainment of performance goals for the two-year period from January 1 of the year in which the grant is made. The determination of whether and to what extent the PSU awards are achieved will be made following the close of the two-year period. The first amount for each officer in this column represents the actual number of shares earned over the 2021-2022 performance period as officially determined by the board of directors in February 2023, which shares shall be restricted through December 31, 2023. The second amount for each officer in this column represents the number of shares to be earned assuming achievement of maximum performance during the 2022-2023 performance period on the normalized earnings per share and return on invested capital objectives. The actual number of restricted shares earned at the end of that performance period may be lower.
(7)The market value reported was calculated by multiplying the closing price of our common stock on the last trading day of 2022, $59.81, by the number of shares set forth in the preceding column.
Options Exercised and Stock Vested in 2022
The following table sets forth information concerning the exercise of options and the vesting of shares for our named executive officers in 2022.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)
Mark J. Tarr	20,449	678,492	43,217	2,826,981
Douglas E. Coltharp	26,132	1,074,809	13,710	896,984
Barbara A. Jacobsmeyer	*	*	11,211	733,506
Patrick Darby	*	*	7,723	505,181
Elissa J. Charbonneau	*	*	4,536	297,090
Andrew L. Price	*	*	3,880	254,139
* No stock option exercises or stock award vestings in 2022.
Equity Compensation Plans
The following table sets forth, as of December 31, 2022, information concerning compensation plans under which our securities are authorized for issuance. The table does not reflect grants, awards, exercises, terminations, or expirations since that date. All share amounts and exercise prices have been adjusted to reflect the spin off of our home health and hospice business on July 1, 2022 and stock splits that occurred after the date on which any particular underlying plan was adopted, to the extent applicable.

	Securities to be Issued		Weighted Average	Securities Available
Equity Plans	Upon Exercise		Exercise Price(1)	for Future Issuance
Approved by stockholders	3,084,813	(2)	$47.12	8,879,281	(3)
Not approved by stockholders	104,567	(4)		—
Total	3,189,380		$47.12	8,879,281
(1)This calculation does not take into account awards of restricted stock, restricted stock units, or performance share units.
(2)This amount assumes maximum performance by performance-based awards for which the performance has not yet been determined.
(3)This amount represents the number of shares available for future equity grants under the 2016 Omnibus Performance Incentive Plan approved by our stockholders in May 2016.
(4)This amount represents restricted stock units issued under the 2004 Amended and Restated Director Incentive Plan.
2004 Amended and Restated Director Incentive Plan
The 2004 Amended and Restated Director Incentive Plan, or the “2004 Plan,” provided for the grant of common stock, awards of restricted common stock, and the right to receive awards of common stock, which we refer to as “restricted stock units,” to our non-employee directors. The 2004 Plan expired in March 2008 and was replaced by the 2008 Equity Incentive Plan. Some awards remain outstanding. Awards granted under the 2004 Plan at the time of its termination will continue in effect in accordance with their terms. Awards of restricted stock units were fully vested when awarded and will be settled in shares of common stock on the earlier of the six-month anniversary of the date on which the director ceases to serve on the board of directors or certain change in control events. The restricted stock units generally cannot be transferred. Awards are generally protected against dilution upon the issuance of stock dividends and in the event of a stock split, recapitalization, or other major corporate restructuring.
2008 Equity Incentive Plan
Originally approved in May 2008 by our stockholders, the 2008 Equity Incentive Plan, or the “2008 Plan,” provided for the grant of stock options, restricted stock, stock appreciation rights, deferred stock, other stock-based awards and cash-settled awards, including our senior management bonus plan awards, to our directors, executives and other key employees as determined by our board of directors or its Compensation and Human Capital Committee in accordance with the terms of the plan and evidenced by an award agreement with each participant. In May 2011, our stockholders approved the amendment and restatement of the 2008 Plan.
No additional awards will be made under the 2008 Plan. However, the awards outstanding under the 2008 Plan will remain in effect in accordance with their terms. The outstanding options have an exercise price not less than the fair market value of such shares of common stock on the date of grant and an expiration date that is ten years after the grant date. Awards are generally protected against dilution upon the issuance of stock dividends and in the event of a stock split, recapitalization, or other major corporate restructuring. Notwithstanding the foregoing, no option may be exercised and no shares of stock may be issuable pursuant to other awards under the 2008 Plan until we comply with our reporting and registration obligations under the federal securities laws, unless an exemption from registration is available with respect to such shares.
2016 Omnibus Performance Incentive Plan
In May 2016, our stockholders approved the 2016 Omnibus Performance Incentive Plan, or the “2016 Plan,” to provide for the grant of stock options, restricted stock, stock appreciation rights, deferred stock, other stock-based awards and cash-settled awards, including our senior management bonus plan awards, to our directors, executives and other key employees as determined by our board of directors or its Compensation and Human Capital Committee in accordance with the terms of the plan and evidenced by an award agreement with each participant. The 2016 Plan has an expiration date of May 9, 2026. Any awards outstanding under the 2016 Plan at the time of its termination will remain in effect in accordance with their terms. The aggregate number of shares of common stock available for issuance in connection with new awards under the 2016 Plan shown above is subject to equitable adjustment upon a change in capitalization of the Company or the occurrence of certain transactions affecting the common stock reserved for issuance under the plan. Any awards under the 2016 Plan must have a purchase price or an exercise price not less than the fair market value of such shares of common stock on the date of grant.

Deferred Compensation
Our board of directors has designated a committee comprised of members of management as the plan administrator and “named fiduciary” within the meaning of section 402(a) of the Employee Retirement Income Security Act of 1974, as amended, for the following deferred compensation plans.
Retirement Investment Plans
Each of our named executive officers is eligible to participate in a qualified 401(k) savings plan, the Encompass Health 401(k) Retirement Plan. The 401(k) Plan allows eligible employees to contribute up to 100% of their annual compensation (W-2 compensation excluding certain reimbursements, stock awards, and perquisites) on a pre-tax basis into their individual retirement accounts in the plan, subject to nondiscrimination rules and annual contribution limits. Employees who are at least 21 years of age are eligible to participate in the 401(k) Plan and all contributions to the plan are in the form of cash. The employer matching contribution under the 401(k) Plan is 50% of the first 6% of each participant’s elective deferrals, which vest 100% after three years of service. Participants are always fully vested in their own contributions.
Participants may invest the amounts contributed to this plan in various investment vehicles, which do not include our common stock, managed by unrelated third parties. Generally, amounts contributed to these plans will be paid upon termination of employment, although in-service withdrawals may be made upon the occurrence of a hardship or the attainment of age 59.5. Distributions will be made in the form of a lump sum cash payment unless the participant is eligible for and elects a direct rollover to an eligible retirement plan.
Nonqualified Deferred Compensation Plan
We adopted a nonqualified deferred compensation plan, the Encompass Health Corporation Nonqualified Retirement Plan, or the “NQ Plan,” in order to allow deferrals above what is limited by the IRS. Our named executive officers were eligible in 2022 to participate in the NQ Plan, the provisions of which follow the 401(k) Plan. Participants may request, on a daily basis, to have amounts credited to their NQ Plan accounts track the rate of return based on one or more benchmark mutual funds, which are substantially the same funds as those offered under our 401(k) Plan.
Our eligible employees may elect to defer from 1% to 100% of compensation (W-2 compensation excluding certain reimbursements, stock awards, and perquisites) to the NQ Plan. We will make an employer matching contribution to the NQ Plan equal to 50% of the participant’s deferral contributions, up to 6% of such participant’s total compensation, less any employer matching contributions made on the participant’s behalf to the 401(k) Plan. In addition, we may elect to make a discretionary contribution to the NQ Plan with respect to any participant. We did not elect to make any discretionary contributions to the NQ Plan for 2022. All deferral contributions made to the NQ Plan are fully vested when made and are credited to a separate bookkeeping account on behalf of each participant. Employer matching contributions vest once the participant has completed three years of service.
Deferral contributions will generally be distributed, as directed by the participant, upon either a termination of service or the occurrence of a specified date. Matching and discretionary contributions are distributed upon termination of service. Distributions may also be elected by a participant in the event of an unforeseen emergency in which case participation in the NQ Plan will be suspended. Distributions will be made in cash in the form of a lump sum payment or annual installments over a two to fifteen year period, as elected by the participant. Any amounts that are payable from the NQ Plan upon a termination of employment are subject to the six month delay applicable to specified employees under section 409A of the Code.

The following table sets forth information as of December 31, 2022 with respect to the NQ Plan.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings/(Losses) in Last Fiscal Year ($)(3)		Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)(4)
Mark J. Tarr	297,024	89,107	(702,146)	(5)	—	4,551,209
Douglas E. Coltharp	241,874	40,279	(301,412)	(6)	—	2,507,651
Patrick Darby	—	—	—		—	—
Elissa J. Charbonneau	41,500	6,513	(29,603)	(7)	—	156,966
Andrew L. Price	97,163	8,878	(172,341)	(8)	—	1,097,689
Barbara A. Jacobsmeyer	130,708	21,661	(79,431)	(9)	—	599,272
(1)All amounts in this column are included in the 2022 amounts represented as “Salary” and “Non-Equity Incentive Plan Compensation,” except $192,024 for Mr. Tarr, $136,874 for Mr. Coltharp, $77,063 for Mr. Price, and $130,708 for Ms. Jacobsmeyer included in the 2021 amounts, in the Summary Compensation Table.
(2)All amounts in this column are included in the 2022 amounts represented as “All Other Compensation” except $57,607 for Mr. Tarr, $22,509 for Mr. Coltharp, $3,853 for Mr. Price, and $21,661 for Ms. Jacobsmeyer included in the 2021 amounts, in the Summary Compensation Table.
(3)No amounts in this column are included or are required to be included in the Summary Compensation Table.
(4)Other than the amounts reported in this table for 2022, the balances in this column were previously reported as “Salary,” “Non-Equity Incentive Plan Compensation” and “All Other Compensation” in our Summary Compensation Tables in previous years, except for the following amounts which represent the aggregate earnings, all of which are non-preferential and not required to be reported in the Summary Compensation Table: $820,512 for Mr. Tarr, $371,352 for Mr. Coltharp, $8,450 for Ms. Charbonneau, $367,752 for Mr. Price, and $86,941 for Ms. Jacobsmeyer.
(5)Represents earnings and (losses) from amounts invested in the following mutual funds: Vanguard Midcap Index Instl, Mainstay Winslow Lgcap Grth R1, Vanguard Wellington Admiral Shares, Vanguard Total Bond Market Index Inst, Dodge & Cox Income, Vanguard Sm Cap Index Instl, Vanguard Equity Income Admiral, Vanguard Fed Money Market Fund, EuroPacific Growth R6, Vanguard Inst Index, Vanguard Instl Index Instl PL, Vanguard Tot Intl Stk Idx Adm, and Dodge & Cox Income X.
(6)Represents earnings and (losses) from amounts invested in the following mutual funds: Vanguard Wellington Admiral Shares, Vanguard Total Bond Market Index Inst, Dodge & Cox Income, Vanguard Infl Protected Secs In, Vanguard Equity Income Admiral, Vanguard Fed Money Market Fund, Vanguard Mid Cap Growth Index Adm, EuroPacific Growth R6, Vanguard Inst Index, Vanguard Instl Index Instl PL, and Dodge & Cox Income X.
(7)Represents earnings and (losses) from amounts invested in the following mutual funds: Mainstay Winslow Large Cap Growth R1, Vanguard Wellington Admiral Shares, Vanguard Sm Cap Index Inst, Vanguard Equity Income Admiral, Vanguard Mid Cap Growth Index Adm, EuroPacific Growth R6, Vanguard Inst Index, and Vanguard Instl Index Instl PL.
(8)Represents earnings and (losses) from amounts invested in the following mutual funds: Vanguard Mid Cap Index Instl, Mainstay Winslow Large Cap Grth R1, Vanguard Wellington Admiral Shares, Vanguard Total Bond Market Index Inst, Dodge & Cox Income, Vanguard Infl Protected Secs In, Vanguard Small Cap Index Instl, Vanguard Equity Income Admiral, Vanguard Fed Money Market Fund, Vanguard Mid Cap Growth Index Adm, EuroPacific Growth R6, Vanguard Inst Index, Amcent Emerging Markets R6, Vanguard Instl Index Instl PL, and Dodge & Cox Income X.
(9)Represents earnings and (losses) from amounts invested in the following mutual funds: Vanguard Mid Cap Index Instl, Vanguard Wellington Admiral Shares, Vanguard Small Cap Index Instl, Vanguard Equity Income Adm, EuroPacific Growth R6, Vanguard Inst Index, and Vanguard Instl Index Instl PL.
CEO Pay Ratio
Mr. Tarr’s 2022 Summary Compensation Table (“SCT”) Total Compensation was $7,735,969. We used the 2022 Form W-2 Box 1 “Wages, Tips and Other Compensation” for employees to determine our median employee as of December 31, 2022. We annualized pay amounts for those who started employment with us during 2022. Our median employee’s 2022 SCT Total Compensation was $42,317. The ratio of CEO pay to median worker pay is 183:1.
The composition of our workforce greatly impacts this ratio. Approximately 37% of our workforce consists of employees working less than full-time, which is a common employment arrangement in the healthcare services sector. Flexible staffing arrangements that fit employees’ needs allow us to attract and retain well-qualified employees.

Pay vs. Performance
This section is the Pay versus Performance disclosure required by the Securities and Exchange Commission. The tabular disclosure below includes the SEC-defined “Compensation Actually Paid,” or CAP, for our principal executive officer and the average CAP for our other NEOs for each of the most recent three fiscal years. Because of changes in the value of unvested equity awards, the CAP does not represent amounts actually paid to or earned or recognized by those individuals. The disclosure also presents information regarding shareholder return and financial performance metrics. Amounts referencing the Summary Compensation Table, or SCT, can be found on page 51.
Pay vs. Performance Table

Year	SCT Total for PEO(1)	CAP for PEO(2)	Average SCT Total for Non-PEO NEOs(1)	Average CAP for Non-PEO NEOs(2)	Value of Initial Fixed $100 Investment Based on:		Net Income(5)	Adjusted EBITDA(6)
					Total Shareholder Return(3)	Peer Group Total Shareholder Return(4)
							(in millions)
2022	7,735,969	9,709,689	1,926,245	1,520,980	113.86	118.22	365.9	819.3
2021	8,252,128	6,225,882	2,318,768	1,350,557	97.26	147.19	517.2	816.4
2020	6,925,127	8,446,945	2,268,718	2,697,053	121.42	133.81	368.8	697.1
(1)    Mr. Tarr, President and Chief Executive Officer, is the principal executive officer, or PEO, for each year represented. The other named executive officers represented in the Non-PEO average amounts above are:
•2022: Messrs. Coltharp, Darby, and Price, and Mses. Jacobsmeyer and Charbonneau
•2021: Messrs. Coltharp and Darby, and Mses. Jacobsmeyer, Charbonneau, and Anthony
•2020: Messrs. Coltharp and Darby, and Mses. Jacobsmeyer and Anthony
Ms. Jacobsmeyer ceased serving as an officer of the company upon the spin off of Enhabit Home Health & Hospice on July 1, 2022, and all of her unvested equity awards were cancelled at that time in return for equity awards in the newly public Enhabit, Inc. Ms. Anthony resigned effective June 18, 2021, and all of her unvested equity awards were cancelled at that time.
(2)     To calculate CAP, the following amounts were deducted from and added to the SCT total compensation:

Reconciliation of Summary Compensation Table (“SCT”) Total to Compensation Actually Paid (“CAP”)
		2022		2021		2020
		PEO	Average Non-PEO NEOs	PEO	Average Non-PEO NEOs	PEO	Average Non-PEO NEOs
	SCT Total Compensation	7,735,969	1,926,245	8,252,128	2,318,768	6,925,127	2,268,718
Deductions	Grant Date Fair Value of Stock Awards Reported in SCT	(4,357,861)	(967,531)	(4,188,878)	(950,358)	(3,893,034)	(1,007,046)
	Grant Date Fair Value of Option Awards Reported in SCT	(1,055,281)	(192,180)	(1,026,087)	(212,314)	(857,191)	(221,715)
Additions	Year-end Fair Value for Awards Granted during Year	6,401,374	1,070,635	5,162,931	971,657	5,056,742	1,308,042
	Increase (Decrease) in Fair Value during Year for Prior Year Unvested Awards	343,161	(413,095)	(2,065,946)	(784,965)	681,373	220,905
	Increase (Decrease) in Fair Value from Year-end to Vesting/Cancellation during Year	514,851	84,648	(111,958)	(25,964)	351,589	81,947
	Dividends Paid on Awards Vesting during Year	127,476	12,258	203,692	33,733	182,339	46,202
	CAP	9,709,689	1,520,980	6,225,882	1,350,557	8,446,945	2,697,053
(3)    Cumulative Total Shareholder Return (“TSR”) represents stock price appreciation plus dividends paid (assuming reinvestment) during the measurement period beginning as of market close December 31, 2019 through December 31 of the year noted. The TSR amounts in the table reflect the appreciation on the assumed investment of $100 on December 31, 2019 and the reinvestment of any dividends paid. The TSR reflects the effect of the spin off of Enhabit, Inc. on July 1, 2022, which was structured as a pro rata distribution of one share of Enhabit common stock for every two shares of Encompass Health common stock. The TSR calculation assumes the reinvestment on July 1, 2022 of the value of the Enhabit stock distributed, which for each share of Encompass Health stock was assumed to be the cash equivalent of half of the opening trading price of Enhabit stock on that date.

(4)    The peer group represented here is the S&P Health Care Services Selected Industry Index which is the peer group represented in Part II, Item 5, Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities, of our Annual Report on Form 10-K. The cumulative TSR for the peer group reflects weighting of each constituent company’s TSR by its stock market capitalization.
(5)     The Net Income amounts reported here are the net and comprehensive income amounts reflected in the Company’s audited consolidated financial statements for the applicable years, which amounts include income from discontinued operations and income attributable to noncontrolling interests. Accordingly, the decline in Net Income from 2021 to 2022 reflects the spin off of Enhabit on July 1, 2022.
(6)    The Adjusted EBITDA amounts reported here represent income before taxes, excluding charges and credits, depreciation and amortization, interest expense, and interest income and is not a measure of financial performance under generally accepted accounting principles in the United States of America (“GAAP”). A reconciliation of Adjusted EBITDA to net cash provided by operating activities, which is the most comparable GAAP financial measure, is shown in Appendix A to this proxy statement. Adjusted EBITDA shown above does not include income from discontinued operations and income attributable to noncontrolling interests. Adjusted EBITDA, as used as a metric in our annual cash incentive plan, is further adjusted for certain unusual or nonrecurring unbudgeted items as described on page 41.
Narrative Disclosure to the Pay vs. Performance Table
The three items listed below represent the most important financial measures used to link executive compensation to company performance for 2022. Each item is a separate metric within one of our incentive compensation plans, as further described on pages 41-45.

Most Important Performance Measures
Adjusted EBITDA
Adjusted Earnings Per Share (“EPS”)
Return on Invested Capital (“ROIC”)
The following graphs provide visual representations of the relationship between both the CAP of our PEO and the average CAP of our non-PEO NEOs and our (i) TSR, (ii) net income and (iii) company-selected metric, Adjusted EBITDA, as well as depicting the relationship between our own TSR and a peer group TSR.

The graph below illustrates the positive correlation between CAP and the TSR of our common stock. The TSR amounts in the graph assume the investment of $100 on December 31, 2019 and the reinvestment of any dividends paid. This correlation is to be expected due to the significant value stock awards have as a percentage of our NEOs’ total overall compensation packages. This relationship can be seen for both our CEO and our other NEOs as a group.
The chart below compares the TSR for our common stock to the TSR of the S&P Health Care Services Selected Industry Index. The TSR amounts in the graph assume the investment of $100 on December 31, 2019 and the reinvestment of any dividends paid. Our TSR over the three-year period is similar to, but slightly lower than, that of the index, but the two TSR measurements do not correlate in 2021 or 2022.

The graph below compares “Compensation Actually Paid” to our Net Income. The CAP for our NEOs does not appear to correlate to our net income. Net income is not a metric included, or otherwise a consideration, in our executive compensation program. Net income includes income from discontinued operations and income attributable to noncontrolling interests. Accordingly, the decline in Net Income from 2021 to 2022 reflects the spin off of Enhabit on July 1, 2022.

The graph below compares CAP to our Adjusted EBITDA. Adjusted EBITDA is our company selected measure as required to be identified by the SEC. Adjusted EBITDA is the most heavily weighted metric in our annual incentive plan, the Senior Management Bonus Plan. In addition, we believe our investors use Adjusted EBITDA a key measure to evaluate our company, which in turn drives our stock price. We believe the impacts of, and challenges related to, the COVID-19 pandemic during the period represented make it difficult to draw conclusions from the comparison for the short period of time reflected.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Review and Approval of Transactions with Related Persons
For purposes of this section, an executive officer or a member of our board of directors or any family member of an executive officer or board member is referred to as a “related party.” The board considers, in consultation with the Nominating/Corporate Governance Committee, whether a transaction between a related party and the Company presents any inappropriate conflicts of interest or impairs the “independence” of any director, or both. Additionally, the following are prohibited unless expressly approved by the disinterested members of the board:
•transactions between the Company and any related party in which the related party has a material direct or indirect interest;
•employment by the Company of any sibling, spouse or child of an executive officer or a member of the board of directors, other than as expressly allowed under our employment policies; and
•any direct or indirect investment or other economic participation by a related party in any entity not publicly traded in which the Company has any direct or indirect investment or other economic interest.
Each independent director is required to promptly notify the chairman of the board of directors if any actual or potential conflict of interest arises between such member and the Company which may impair such member’s independence. If a conflict exists and cannot be resolved, such member is required to submit a written notification of such conflict of interest and an offer of resignation from the board and each of the committees on which the member serves. The board need not accept such offer of resignation; however, the submission of such offer of resignation provides the opportunity for the board to review the appropriateness of the continuation of the individual’s membership.
Members of the board must recuse themselves from any discussion or decision that affects their personal, business, or professional interest. The non-interested members of the board will consider and resolve any issues involving conflicts of interest of other members.
Transactions with Related Persons
Our policies regarding transactions with related persons and other matters constituting potential conflicts of interest are contained in our Corporate Governance Guidelines and our Standards of Business Ethics and Conduct which can be found on our website at https://investor.encompasshealth.com.
Since January 1, 2022, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeds $120,000 and in which any director, executive officer or holder of more than 5% of our voting securities, or an immediate family member of any of the foregoing, had or will have a direct or indirect material interest, except as described below. Additionally, none of our directors, nominees or executive officers is a party to any material proceedings adverse to us or any of our subsidiaries or has a material interest adverse to us or any of our subsidiaries.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding the beneficial ownership of our common stock as of February 13, 2023 (unless otherwise noted), for (1) each person who is known by us to own beneficially more than 5% of the outstanding shares of our common stock, (2) each director, (3) each executive officer named in the Summary Compensation Table, and (4) all of our current directors and executive officers as a group. The address of our directors and executive officers is c/o Encompass Health Corporation, 9001 Liberty Parkway, Birmingham, Alabama 35242. We know of no arrangements, the operation of which may at a subsequent date result in the change of control of Encompass Health.

Name	Common Shares Beneficially Owned(1)		Percent of Class(2)
Greater Than 5% Beneficial Owners
BlackRock, Inc.	11,232,620	(3)	11.3%
The Vanguard Group	9,749,441	(4)	9.8%
Wellington Management Group LLP	9,558,849	(5)	9.6%

Directors and Executive Officers
Greg D. Carmichael	10,568		*
Elissa J. Charbonneau	24,688		*
John W. Chidsey	157,007		*
Douglas E. Coltharp	403,921	(6)	*
Donald L. Correll	96,479		*
Patrick Darby	125,856	(7)	*
Joan E. Herman	41,032		*
Leslye G. Katz	41,032		*
Patricia A. Maryland	8,738		*
Kevin J. O’Connor	3,969		*
Andrew L. Price	66,360		*
Christopher R. Reidy	6,101		*
Nancy M. Schlichting	15,038		*
Mark J. Tarr	818,399	(8)	*
Terrance Williams	9,092		*
All directors and executive officers as a group	1,920,721	(9)	1.9%
* Less than 1%.
(1)Unless otherwise indicated, each person or entity named in the table has sole voting and investment power with respect to all shares of stock listed as owned by that person.
(2)The percentage of beneficial ownership is based upon 99,727,422 shares of common stock outstanding as of February 13, 2023.
(3)Based on a Schedule 13G/A filed with the SEC on January 30, 2023, BlackRock, Inc. (parent holding company/control person) reported, as of December 31, 2022, beneficial ownership of 11,232,620 shares, with sole voting for 10,847,728 shares and sole investment power for 11,232,620 shares. This holder is located at 55 East 52nd Street, New York, NY 10055.
(4)Based on a Schedule 13G/A filed with the SEC on February 9, 2023, The Vanguard Group (investment adviser) reported, as of December 31, 2022, beneficial ownership of 9,749,441 shares, with shared voting power for 46,067 shares, sole investment power for 9,604,512 shares, and shared investment power for 144,929 shares. This holder is located at 100 Vanguard Blvd., Malvern, PA 19355.
(5)Based on a Schedule 13G/A filed with the SEC on February 6, 2023, Wellington Management Group LLP (parent holding company/control person), Wellington Group Holdings LLP (parent holding company/control person), Wellington Investment Advisors Holdings LLP (parenting holding company/control person), and Wellington Management Company LLP (investment advisor)(the “IA”) reported, as of December 31, 2022, beneficial ownership of 9,558,849 shares, including shared voting power for up to 9,071,147 shares and shared investment power for up to 9,558,849 shares, except that the IA reported shared voting power for up to 8,876,218 shares and shared investment power for up to 9,144,582 shares. These holders are located at 280 Congress Street Boston, MA 02210.
(6)Includes 125,631 shares held in an irrevocable trust for the benefit of his children for which he is presumed to share voting or investment power and 225,193 shares issuable upon exercise of options.
(7)Includes 78,000 shares issuable upon exercise of options.
(8)Includes 392,080 shares issuable upon exercise of options.
(9)Includes 695,273 shares issuable upon exercise of options.

EXECUTIVE OFFICERS
The following table lists all of our executive officers. Each of our executive officers will hold office until his or her successor is elected and qualified, or until his or her earlier resignation or removal.

Name	Age	Position	Since
Mark J. Tarr	61	President and Chief Executive Officer; Director	12/29/2016
Douglas E. Coltharp	61	Executive Vice President and Chief Financial Officer	5/6/2010
Patrick Darby	58	Executive Vice President, General Counsel and Secretary	2/18/2016
Elissa J. Charbonneau, D.O.	63	Chief Medical Officer	7/1/2015
Andrew L. Price	56	Chief Accounting Officer	10/22/2009
Edmund M. Fay	56	Senior Vice President and Treasurer	3/1/2008
There are no family relationships or other arrangements or understandings known to us between any of the executive officers listed above and any other person pursuant to which he or she was or is to be selected as an officer, other than any arrangements or understandings with persons acting solely as officers of Encompass Health.
Executive Officers Who Are Not Also Directors
Douglas E. Coltharp—Executive Vice President and Chief Financial Officer
Mr. Coltharp was named Executive Vice President and Chief Financial Officer on May 6, 2010. Prior to joining us, Mr. Coltharp served as a partner at Arlington Capital Advisors and Arlington Investment Partners, LLC, a boutique investment banking firm and private equity firm, from May 2007 to May 2010. Prior to that, he served 11 years as executive vice president and chief financial officer for Saks Incorporated and its predecessor organization. Prior to joining Saks in November 1996, Mr. Coltharp spent approximately 10 years with Nations Bank, N.A. and its predecessors in various positions of increasing responsibilities culminating in senior vice president and head of southeast corporate banking. He currently serves as a member of the board of directors of Under Armour, Inc.
Patrick Darby—Executive Vice President, General Counsel and Secretary
Mr. Darby was named Executive Vice President, General Counsel and Secretary effective February 18, 2016.  Before joining us, Mr. Darby was a partner at the law firm Bradley Arant Boult Cummings LLP in Birmingham, Alabama, where he practiced from 1990 to 2016, and an adjunct professor at Cumberland School of Law, in Birmingham, Alabama.
Elissa J. Charbonneau, D.O.—Chief Medical Officer
Dr. Charbonneau, a board-certified physical medicine and rehabilitation physician, was named Chief Medical Officer on July 1, 2015. From January 2015 to June 2015, she served as Vice President of Medical Services at Encompass Health. From 2001 to 2014, she served as Medical Director of New England Rehabilitation Hospital of Portland, a joint venture between Maine Medical Center and Encompass Health, where she was a staff physician for several years. Dr. Charbonneau received her doctor of osteopathic medicine from New York College of Osteopathic Medicine, a master’s degree in natural sciences/epidemiology from the State University of New York at Buffalo, and a bachelor’s degree from Cornell University. She is a diplomat of the American Board of Physical Medicine and Rehabilitation and of the American Osteopathic Board of Rehabilitation Medicine.
Andrew L. Price—Chief Accounting Officer
Mr. Price was named Chief Accounting Officer in October 2009 and has held various management positions with us since joining Encompass Health in June 2004 including Senior Vice President of Accounting and Vice President of Operations Accounting. Prior to joining us, Mr. Price served as senior vice president and corporate controller of Centennial HealthCare Corp, an Atlanta-based operator of skilled nursing centers and home health agencies, from 1996 to 2004, and as a manager in the Atlanta audit practice of BDO Seidman, LLC. Mr. Price is a certified public accountant and member of the American Institute of Certified Public Accountants.

Edmund M. Fay—Senior Vice President and Treasurer
Mr. Fay joined Encompass Health in 2008 as Senior Vice President and Treasurer. Mr. Fay has more than 16 years of experience in financial services specializing in corporate development, mergers and acquisitions, bank treasury management, fixed income and capital markets products. Prior to joining us, he served in various positions at Regions Financial Corporation, including executive vice president of strategic planning/mergers and acquisitions. Previously, he held vice president positions at Wachovia Corporation and at J.P. Morgan & Company, Inc.

GENERAL INFORMATION
Other Business
We know of no other matters to be submitted at the annual meeting. By submitting the proxy, the stockholder authorizes the persons named on the proxy to use their discretion in voting on any matter brought before the annual meeting.
Annual Report to Stockholders
A copy of our 2022 Form 10-K is being mailed concurrently with this proxy statement to stockholders who have requested hard copies previously and are entitled to notice of and to vote at the annual meeting. Our annual report to stockholders is not incorporated into this proxy statement and will not be deemed to be solicitation material. A copy of our 2022 Form 10-K is available without charge from the “Investors” section of our website at
https://investor.encompasshealth.com. Our 2022 Form 10-K is also available in print to stockholders without charge and upon request, addressed to Encompass Health Corporation, 9001 Liberty Parkway, Birmingham, Alabama 35242, Attention: Investor Relations.
Proposals for 2024 Annual Meeting of Stockholders
All stockholder proposals must be sent by mail or courier service and addressed to Encompass Health Corporation, 9001 Liberty Parkway, Birmingham, Alabama 35242, Attention: Corporate Secretary. Electronic mail and facsimile delivery are not monitored routinely for stockholder submissions, so timely delivery cannot be insured.
Any proposals that our stockholders wish to have included in our proxy statement and form of proxy for the 2024 annual meeting of stockholders must be received by us no later than the close of business on December 5, 2023, and must otherwise comply with the requirements of Rule 14a-8 of the Exchange Act in order to be considered for inclusion in the 2024 proxy statement and form of proxy.
You may also submit a proposal without having it included in our proxy statement and form of proxy, but we need not submit such a proposal for consideration at the annual meeting if it is considered untimely or does not include the information required by Section 2.9 of our Bylaws. In accordance with Section 2.9, to be timely your proposal must be delivered to or mailed and received at our principal executive offices on or after January 5, 2024 and not later than February 4, 2024; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after anniversary date of this year’s annual meeting, your proposal, in order to be timely, must be received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs. Section 2.9 also requires, among other things, that the proposal must set forth a brief description of the business to be brought before the annual meeting and the reasons for conducting that business. A stockholder proposing business for the annual meeting must update and supplement the notice information required by Section 2.9 of our Bylaws so that it is true and correct as of the record date(s) for determining the stockholders entitled to receive notice of and to vote at the annual meeting. Any stockholder that intends to submit a proposal should read the entirety of the requirements in Section 2.9 of our Bylaws which can be found in the “Corporate Governance” section of our website at https://investor.encompasshealth.com.

Appendix A

Reconciliations of Non-GAAP Financial Measures to GAAP Results
To help our readers understand our past financial performance, our future operating results, and our liquidity, we supplement the financial results we provide in accordance with generally accepted accounting principles in the United States of America (“GAAP”) with certain non-GAAP financial measures, including our leverage ratio and Adjusted EBITDA. Our management regularly uses our supplemental non-GAAP financial measures to understand, manage, and evaluate our business and make operating decisions. We believe our leverage ratio and Adjusted EBITDA, as defined in our credit agreement, are measures of our ability to service our debt and our ability to make capital expenditures.
The leverage ratio is defined as the ratio of consolidated total debt to Adjusted EBITDA for the trailing four quarters. Additionally, the leverage ratio is a standard measurement used by investors to gauge the creditworthiness of an institution. Our credit agreement also includes a maximum leverage ratio financial covenant which allows us to deduct cash on hand from consolidated total debt.
We use Adjusted EBITDA on a consolidated basis as a liquidity measure. We believe this financial measure on a consolidated basis is important in analyzing our liquidity because it is the key component of certain material covenants contained within our credit agreement, which is discussed in more detail in Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations, “Liquidity and Capital Resources,” and Note 10, Long-term Debt, to the consolidated financial statements included in our Annual Report on Form 10‑K for the year ended December 31, 2022 (the “2022 Form 10-K”). These covenants are material terms of the credit agreement. Noncompliance with these financial covenants under the credit agreement — its interest coverage ratio and its leverage ratio — could result in our lenders requiring us to immediately repay all amounts borrowed. If we anticipated a potential covenant violation, we would seek relief from our lenders, which would have some cost to us, and such relief might be on terms less favorable to those in our existing credit agreement. In addition, if we cannot satisfy these financial covenants, we would be prohibited under the credit agreement from engaging in certain activities, such as incurring additional indebtedness, paying common stock dividends, making certain payments, and acquiring and disposing of assets. Consequently, Adjusted EBITDA is critical to our assessment of our liquidity.
In general terms, the credit agreement definition of Adjusted EBITDA therein, referred to as “Adjusted Consolidated EBITDA,” allows us to add back to consolidated net income interest expense, income taxes, and depreciation and amortization and then add back to consolidated net income (1) all unusual or nonrecurring items reducing consolidated net income (of which only up to $10 million in a year may be cash expenditures), (2) any losses from discontinued operations, (3) non-ordinary course fees, costs and expenses incurred with respect to any litigation or settlement, (4) share-based compensation expense, (5) costs and expenses associated with changes in the fair value of marketable securities, (6) costs and expenses associated with the issuance or prepayment debt and acquisitions, and (7) any restructuring charges and certain pro forma cost savings and synergies related to transactions and initiatives, which in the aggregate are not in excess of 25% of Adjusted Consolidated EBITDA. We also subtract from consolidated net income all unusual or nonrecurring items to the extent they increase consolidated net income.
The calculation of Adjusted EBITDA under the credit agreement does not require us to deduct net income attributable to noncontrolling interests or gains on fair value adjustments of hedging and equity instruments, disposal of assets and development activities. It also does not allow us to add back losses on fair value adjustments of hedging instruments or unusual or nonrecurring cash expenditures in excess of $10 million. These items and amounts, in addition to the items falling within the credit agreement’s “unusual or nonrecurring” classification, may occur in future periods, but can vary significantly from period to period and may not directly relate to, or be indicative of, our ongoing liquidity or operating performance. Accordingly, the Adjusted EBITDA calculation presented here includes adjustments for them.
Adjusted EBITDA is not a measure of financial performance under GAAP, and the items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance. Therefore, Adjusted EBITDA should not be considered a substitute for net income or cash flows from operating, investing, or financing activities. Because Adjusted EBITDA is not a measurement determined in accordance with GAAP and is thus susceptible to varying calculations, Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies. Revenues and expenses are measured in accordance with the policies and procedures described in Note 1, Summary of Significant Accounting Policies, to the consolidated financial statements accompanying the 2022 Form 10-K.
1

Reconciliation of Net Cash Provided by Operating Activities to Adjusted EBITDA

	For the Year Ended December 31,
	2022	2021
	(In Millions)
Net cash provided by operating activities	$705.8	$715.8
Interest expense and amortization of debt discounts and fees	175.7	164.3
(Loss) gain on sale of investments, excluding impairments	(15.5)	3.8
Equity in net income of nonconsolidated affiliates	2.9	3.4
Net income attributable to noncontrolling interests in continuing operations	(93.6)	(103.2)
Amortization of debt-related items	(9.7)	(7.8)
Distributions from nonconsolidated affiliates	(4.0)	(2.6)
Current portion of income tax expense	72.2	84.5
Change in assets and liabilities	30.4	109.9
Cash provided by operating activities of discontinued operations	(52.3)	(151.1)
Change in fair market value of equity securities	7.4	(0.6)
Adjusted EBITDA	$819.3	$816.4
For the year ended December 31, 2022, net cash used in investing activities was $627.0 million and primarily resulted from from capital expenditures. Net cash used in financing activities during the year ended December 31, 2022 was $145.7 million and primarily resulted from net debt payments, cash dividends paid on common stock and distributions to noncontrolling interests of consolidated affiliates partially offset by net cash provided by financing activities of discontinued operations and contributions from noncontrolling interests of consolidated affiliates.
For the year ended December 31, 2021, net cash used in investing activities was $666.3 million and primarily resulted from capital expenditures and the acquisition of assets from Frontier Home Health and Hospice, included in net cash used in investing activities of discontinued operations. Net cash used in financing activities during the year ended December 31, 2021 was $240.1 million and primarily resulted from net debt payments, cash dividends paid on common stock, and distributions to noncontrolling interests of consolidated affiliates.
Reconciliation of Net Income to Adjusted EBITDA

	For the Year Ended December 31,
	2022	2021
	(In Millions)
Net income	$365.9	$517.2
Income from discontinued operations, net of tax, attributable to Encompass Health	(15.2)	(114.1)
Net income attributable to noncontrolling interests included in continuing operations	(93.6)	(103.2)
Provision for income tax expense	100.1	101.9
Interest expense and amortization of debt discounts and fees	175.7	164.3
Depreciation and amortization	243.6	219.6
Loss on early extinguishment of debt	1.4	1.0
Loss on disposal or impairment of assets	4.8	1.2
Stock-based compensation expense	29.2	29.1
Change in fair market value of equity securities	7.4	(0.6)
Adjusted EBITDA	$819.3	$816.4

2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V01136-P87898

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ENCOMPASS HEALTH CORPORATION

The Board of Directors recommends you vote FOR each of its nominees listed in proposal 1.

Nominees:	For	Against	Abstain
1a. Greg D. Carmichael	☐	☐	☐
1b. John W. Chidsey	☐	☐	☐
1c. Donald L. Correll	☐	☐	☐
1d. Joan E. Herman	☐	☐	☐
1e. Leslye G. Katz	☐	☐	☐
1f. Patricia A. Maryland	☐	☐	☐
1g. Kevin J. O'Connor	☐	☐	☐
1h. Christopher R. Reidy	☐	☐	☐
1i. Nancy M. Schlichting	☐	☐	☐
1j. Mark J. Tarr	☐	☐	☐
1k. Terrance Williams	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.	For	Against	Abstain
2. Ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for 2023.	☐	☐	☐
3. An advisory vote to approve executive compensation.	☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal 4.	1 Year	2 Years	3 Years	Abstain
4. To approve, on an advisory basis, the frequency of future votes to approve, on an advisory basis, the named executive officers compensation.	☐	☐	☐	☐

NOTE: In their discretion, the proxies named on the reverse side of the card may vote upon such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

V01137-P87898

ENCOMPASS HEALTH CORPORATION
ANNUAL MEETING OF STOCKHOLDERS
THURSDAY, MAY 4, 2023
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints Patrick Darby and Douglas E. Coltharp, and each of them, as attorney, agent and proxy of the undersigned, with full power of substitution, to vote all shares of common stock of Encompass Health Corporation that the undersigned would be entitled to vote if personally present at the 2023 Annual Meeting of Stockholders at 11:00 A.M. Central Time, on Thursday, May 4, 2023, and at any postponement or adjournment thereof, with all powers that the undersigned would have if personally present there.

This proxy, when properly executed, will be voted as specified by the undersigned on the reverse side. If no choice is specified for a given Proposal, the proxy will be voted as to all shares of the undersigned: FOR the election of all nominees for director listed on the reverse side, FOR Proposals 2 and 3, and for the 1 YEAR option in Proposal 4. The proxies are hereby authorized to vote all shares of the undersigned in their discretion upon such other matters as may properly come before the meeting or any postponement or adjournment thereof.

Continued and to be signed on reverse side